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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          AEROJET - GENERAL CORPORATION

                                       AND

                      NORTHROP GRUMMAN SYSTEMS CORPORATION











                           DATED AS OF APRIL 19, 2001




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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1           DEFINITIONS................................................1

ARTICLE 2           PURCHASE AND SALE OF ASSETS................................7

         2.1    Purchased Assets...............................................7

         2.2    Retained Assets................................................9

         2.3    Certain Phrases...............................................10

ARTICLE 3           LIABILITIES...............................................10

         3.1    Assumed Liabilities...........................................10

         3.2    Retained Liabilities..........................................11

ARTICLE 4           PURCHASE PRICE............................................13

         4.1    Purchase Price................................................13

         4.2    Adjustment of Purchase Price..................................13

         4.3    Tax Allocation................................................15

         4.4    Site Restoration Cost Reimbursements..........................15

ARTICLE 5           CLOSING AND DELIVERIES....................................16

         5.1    General.......................................................16

         5.2    Deliveries by the Seller at the Closing.......................16

         5.3    Deliveries by the Purchaser at the Closing....................17

ARTICLE 6           REPRESENTATIONS AND WARRANTIES OF THE SELLER..............18

         6.1    Existence and Good Standing...................................18

         6.2    Power.........................................................18

         6.3    Enforceability................................................18

         6.4    No Conflict...................................................19

         6.5    Consents......................................................19

         6.6    Purchased Assets; Title to the Purchased Assets...............19

         6.7    Real Property.................................................20

         6.8    Contracts.....................................................21

         6.9    Financial Statements..........................................23

         6.10   Conduct of Business...........................................23

         6.11   Litigation....................................................25

         6.12   Regulatory Compliance.........................................25

         6.13   Permits.......................................................25

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         6.14   Employee Relations; Collective Bargaining Agreements..........25

         6.15   Employee Plans................................................26

         6.16   Environmental Matters.........................................28

         6.17   Product Warranties............................................30

         6.18   Intellectual Property.........................................30

         6.19   Taxes.........................................................31

         6.20   Brokers.......................................................32

         6.21   Customers and Suppliers.......................................32

         6.22   Insurance.....................................................32

         6.23   Government Contracts..........................................32

ARTICLE 7           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...........34

         7.1    Existence and Good Standing...................................34

         7.2    Power.........................................................34

         7.3    Enforceability................................................34

         7.4    No Conflict...................................................35

         7.5    Consents......................................................35

         7.6    Financial Capacity............................................35

         7.7    Brokers.......................................................35

         7.8    Litigation....................................................35

         7.9    Reliance......................................................35

ARTICLE 8           CONDITIONS TO CLOSING.....................................35

         8.1    Conditions to the Purchaser's Obligations.....................35

         8.2    Conditions to the Seller's Obligations........................36

ARTICLE 9           COVENANTS.................................................37

         9.1    Conduct of Business...........................................37

         9.2    Access........................................................39

         9.3    Maintenance of, and Access to, Records........................39

         9.4    Confidentiality...............................................39

         9.5    Press Releases and Disclosure.................................40

         9.6    Further Assurances............................................40

         9.7    Intellectual Property.........................................40

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         9.8    Bulk Transfer Laws............................................41

         9.9    Expenses; Transfer Taxes......................................41

         9.10   Obtaining Consents and Novations..............................41

         9.11   Taxes.........................................................43

         9.12   Non-Solicitation of Employees.................................44

         9.13   Covenant Not to Compete.......................................44

         9.14   Prospective Purchaser Agreement...............................45

         9.15   Closing and Schedules.........................................45

         9.16   Use of Excluded Trademarks....................................45

         9.17   Intellectual Property Licenses................................46

         9.18   Collection Agent under Environmental Agreement................46

         9.19   Private Letter Ruling.........................................46

         9.20   Interplant Work...............................................46

         9.21   Exclusive Manufacturing and Technology Licensing Agreements...47

ARTICLE 10          EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.....................47

         10.1   Employees After Closing.......................................47

         10.2   Welfare Benefit Plans.........................................49

         10.3   Pension Plans.................................................51

         10.4   Defined Contribution Plans....................................53

         10.5   Retiree Benefits..............................................54

         10.6   Unfunded Deferred Compensation................................55

         10.7   Separation Pay................................................55

         10.8   Collective Bargaining Agreements..............................55

ARTICLE 11          TERMINATION...............................................56

         11.1   Termination...................................................56

         11.2   Effect of Termination.........................................56

ARTICLE 12          REMEDIES..................................................57

         12.1   General Indemnification Obligation............................57

         12.2   Notice and Opportunity to Defend..............................57

         12.3   Survivability; Limitations....................................58

         12.4   No Setoff.....................................................59

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         12.5   Treatment of Indemnity Payments...............................59

ARTICLE 13          MISCELLANEOUS.............................................59

         13.1   No Assignment.................................................59

         13.2   Headings......................................................59

         13.3   Integration, Modification and Waiver..........................59

         13.4   References; Construction......................................59

         13.5   Severability..................................................60

         13.6   Notices.......................................................60

         13.7   Force Majeure.................................................61

         13.8   Third Parties.................................................61

         13.9   Governing Law; Consent to Jurisdiction and Venue..............61

         13.10  Counterparts..................................................62


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                                TABLE OF EXHIBITS
                                -----------------

EXHIBIT A.........Form of Grant Deed

EXHIBIT B.........Form of Lease Agreement

EXHIBIT C.........Form of Bill of Sale

EXHIBIT D.........Form of Intellectual Property Assignments

EXHIBIT E.........Form of Transition Services Agreements

EXHIBIT F.........Form of Environmental Agreement

EXHIBIT G.........Form of Opinion of In House Counsel of the Seller

EXHIBIT H.........Form of Parent Guaranty

EXHIBIT I.........Form of Assumption Agreement

EXHIBIT J.........Form of Opinion of In House Counsel of the Purchaser

EXHIBIT K.........Form of Intellectual Property License

EXHIBIT L.........Form of Intellectual Property Sublicense

EXHIBIT M.........Form of Collective Bargaining Novation Agreement


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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of this 19th day of April, 2001 (this "AGREEMENT"), is by and between Aerojet - General Corporation, an Ohio corporation (the "SELLER"), and Northrop Grumman Systems Corporation, a Delaware corporation (the "PURCHASER").

                                    RECITALS:

                  A. The Seller, through its Electronics and Information Systems Group, is engaged in the design, development, testing and manufacture of state-of-the-art (i) space-based electro-optical, infrared, microwave and millimeter wave sensors and related ground-based signals and data fusion and processing, and (ii) smart weapons, at its facilities located in Azusa, California, Boulder, Colorado and Colorado Springs, Colorado (the "BUSINESS").

                  B. The Seller desires to sell substantially all of the assets, properties, rights and interests of the Seller relating primarily to the Business to the Purchaser upon the terms and subject to the conditions of this Agreement.

                  C. The Seller and the Purchaser desire that the Seller retain both liability for site restoration costs associated with the Azusa, California site and the right to reimbursement by the United States for a portion of those costs upon the terms and subject to the conditions of this Agreement and the Environmental Agreement. Because the United States can only remit such reimbursements to the current owner of the Business, the Seller and the Purchaser desire that the Purchaser, following the transfer of the Business to it, receive and disburse such reimbursements as collection agent for the Seller, and that the Purchaser have no other rights or obligations with respect to such reimbursements, all as set forth in this Agreement and the Environmental Agreement.

                  D. Upon the terms and subject to the conditions of this Agreement, the Purchaser desires to purchase from the Seller substantially all of the assets, properties, rights and interests of the Seller relating primarily to the Business, in consideration of certain payments by the Purchaser and the assumption by the Purchaser of certain liabilities and obligations relating to the Business.

                                   AGREEMENT:

                  NOW, THEREFORE, in consideration of the premises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         "ACQUIRED PERSON" shall have the meaning set forth in SECTION
9.13(b)(i).

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         "ACQUIRING PERSON" shall have the meaning set forth in SECTION
9.13(b)(ii).

         "ADJUSTMENT REQUEST" shall have the meaning set forth in SECTION
4.2(b).

         "AEROJET EMPLOYEES" shall have the meaning set forth in SECTION
10.1(a).

         "AFFILIATE" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "ANCILLARY AGREEMENTS" shall mean the Grant Deed, the Lease Assignment, the Bill of Sale, the Intellectual Property Assignments, the Intellectual Property License, the Intellectual Property Sublicense, the Parent Guaranty, the Transition Services Agreements, the Environmental Agreement, the Collective Bargaining Novation Agreement and the Assumption Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement as indicated by the context in which such term is used.

         "APPRAISAL" shall have the meaning set forth in SECTION 4.3.

         "ASSIGNED CONTRACTS" shall have the meaning set forth in SECTION
2.1(g).

         "ASSUMED LIABILITIES" shall have the meaning set forth in SECTION 3.1.

         "ASSUMPTION AGREEMENT" shall have the meaning set forth in SECTION 5.3(b).

         "BALANCE SHEET" shall have the meaning set forth in SECTION 6.9.

         "BALANCE SHEET DATE" shall have the meaning set forth in SECTION 6.9.

         "BID" shall have the meaning set forth in SECTION 6.23(i)(i).

         "BILL OF SALE" shall have the meaning set forth in SECTION 5.2(b).

         "BUSINESS" shall have the meaning set forth in the Recitals.

         "BUSINESS LEASED PROPERTY" shall have the meaning set forth in SECTION 6.7(a)(ii).

         "BUSINESS PROPERTY" shall have the meaning set forth in SECTION 6.7(a)(ii).

         "BUSINESS REAL PROPERTY" shall have the meaning set forth in SECTION 6.7(a)(i).

         "CERCLA" shall have the meaning set forth in SECTION 6.16(d).

         "CLAIMS NOTICE" shall have the meaning set forth in SECTION 12.2(a).

         "CLOSING" shall have the meaning set forth in SECTION 5.1.

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         "CLOSING BALANCE SHEET" shall have the meaning set forth in SECTION
4.2(a).

         "CLOSING DATE" shall have the meaning set forth in SECTION 5.1.

         "CLOSING WORKING CAPITAL" shall have the meaning set forth in SECTION 4.2(c).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COLLECTIVE BARGAINING AGREEMENTS" shall have the meaning set forth in
SECTION 10.8(a).

         "COLLECTIVE BARGAINING NOVATION AGREEMENT" shall have the meaning set forth in SECTION 10.8(a).

         "CONSENTS" shall mean all necessary consents, novations, approvals, authorizations, requirements, including filing and registration requirements, transfers, waivers and agreements necessary to authorize, approve or permit the full and complete Transfer of the Purchased Assets and the Assumed Liabilities and to make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

         "CONTRACTS" shall have the meaning set forth in SECTION 6.8(a)(xvi).

         "DETERMINATION" shall have the meaning set forth in SECTION 10.3(c)(i).

         "ELIGIBLE LOSS" shall have the meaning set forth in SECTION 12.3(b).

         "EMPLOYEE PLAN" shall mean any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any other bonus, stock option, stock appreciation, stock purchase, incentive, severance, termination, layoff, leave of absence, disability, workers compensation, pension, health care, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement.

         "ENVIRONMENT" shall have the meaning set forth in SECTION 6.16(d).

         "ENVIRONMENTAL AGREEMENT" shall have the meaning set forth in SECTION 5.2(h).

         "ENVIRONMENTAL LAW" shall have the meaning set forth in SECTION
6.16(d).

         "ENVIRONMENTAL PERMITS" shall have the meaning set forth in SECTION 6.16(d).

         "ENVIRONMENTAL STATUTES" shall have the meaning set forth in SECTION 6.16(d).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning set forth in SECTION 6.15(a)

         "EXCLUDED TRADEMARKS" shall have the meaning set forth in SECTION
2.2(f).

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         "EXCLUSIVE MANUFACTURING AND SALES AGREEMENT" shall have the meaning set forth in SECTION 9.21.

         "EXPIRATION DATE" shall have the meaning set forth in SECTION 12.3(a).

         "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 6.9.

         "FORCE MAJEURE EVENT" shall have the meaning set forth in SECTION 13.7.

         "GAAP" shall have the meaning set forth in SECTION 4.2(a).

         "GOVERNMENT CONTRACT" shall have the meaning set forth in SECTION 6.23(i)(ii).

         "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court or similar tribunal.

         "GRANT DEED" shall have the meaning set forth in SECTION 5.2(a).

         "HAZARDOUS SUBSTANCE" shall have the meaning set forth in SECTION 6.16(d).

         "HSR ACT" shall have the meaning set forth in SECTION 9.10(b).

         "INDEMNIFIED PARTY" shall have the meaning set forth in SECTION
12.2(a).

         "INDEMNIFYING PARTY" shall have the meaning set forth in SECTION
12.2(a).

         "INDEPENDENT ACCOUNTANT" shall have the meaning set forth in SECTION 4.2(b).

         "INTELLECTUAL PROPERTY" shall have the meaning set forth in SECTION 2.1(h).

         "INTELLECTUAL PROPERTY ASSIGNMENTS" shall have the meaning set forth in
SECTION 5.2(d).

         "INTERCOMPANY ACCOUNTS" shall have the meaning set forth in SECTION 2.2(h).

         "INVENTORY" shall have the meaning set forth in SECTION 2.1(c).

         "IRS" shall mean the United States Internal Revenue Service.

         "LAW" shall mean any foreign or domestic, federal, state, provincial, territorial, local or municipal law, statute, code, ordinance, rule, Order, regulation or other requirement of any Governmental Authority.

         "LEASE AGREEMENT" shall have the meaning set forth in SECTION 6.7(d).

         "LEASE ASSIGNMENTS" shall have the meaning set forth in SECTION 5.2(a).

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         "LIABILITY CLAIM" shall have the meaning set forth in SECTION 12.2(a).

         "LIEN" shall mean any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

         "LOSS CONTRACT" shall have the meaning set forth in SECTION 6.23(e).

         "LOSSES" shall have the meaning set forth in SECTION 12.1.

         "MATERIAL ADVERSE EFFECT" shall mean any circumstance, change or effect that is materially adverse to the value of the Purchased Assets taken as a whole or materially adverse to the Business, the condition (financial or otherwise) of the Business or results of operations of the Business, in each case taken as a whole.

         "NOTICE" shall have the meaning set forth in SECTION 10.3(c)(ii).

         "NOVATION AGREEMENT" shall have the meaning set forth in SECTION
9.10(c).

         "ORDER" shall mean any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

         "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business of the Seller and the Parent, in each case with respect to the operation of the Business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARENT" shall mean GenCorp Inc., an Ohio corporation and the parent of the Seller.

         "PARENT GUARANTY" shall have the meaning set forth in SECTION 5.2(l).

         "PBGC" shall have the meaning set forth in SECTION 6.15(c)(ii).

         "PERMITS" shall have the meaning set forth in SECTION 2.1(k).

         "PERMITTED LIENS" shall have the meaning set forth in SECTION 6.6(b).

         "PERSON" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, association, trust, joint venture or other legal entity.

         "PREMISES" shall mean the Seller's facilities located at Azusa, California, Boulder, Colorado and Colorado Springs, Colorado.

         "PRODUCT LIABILITY CLAIMS" shall have the meaning set forth in SECTION 3.1(f).

         "PRODUCT WARRANTY CLAIMS" shall have the meaning set forth in SECTION 3.1(g).

         "PROSPECTIVE PURCHASER AGREEMENT" shall have the meaning set forth in
SECTION 9.14.

         "PURCHASE PRICE" shall have the meaning set forth in SECTION 4.1.

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         "PURCHASED ASSETS" shall have the meaning set forth in SECTION 2.1.

         "PURCHASER" shall have the meaning set forth in the Preamble.

         "PURCHASER'S DEFINED CONTRIBUTION PLAN" shall have the meaning set forth in SECTION 10.4(a).

         "PURCHASER'S DEFINED CONTRIBUTION PLAN TRUSTEE" shall have the meaning set forth in SECTION 10.4(b).

         "PURCHASER'S INVOLUNTARY SEPARATION PAY PLAN" shall have the meaning set forth in SECTION 10.7(a).

         "PURCHASER'S PENSION PLAN" shall have the meaning set forth in SECTION 10.3(a).

         "PURCHASER'S WELFARE BENEFIT PLANS" shall have the meaning set forth in
SECTION 10.2(a).

         "RELEASE" shall have the meaning set forth in SECTION 6.16(d).

         "RETAINED ASSETS" shall have the meaning set forth in SECTION 2.2.

         "RETAINED LIABILITIES" shall have the meaning set forth in SECTION 3.2.

         "RETIREE BENEFITS" shall have the meaning set forth in SECTION 10.5.

         "SELLER" shall have the meaning set forth in the Preamble.

         "SELLER'S DEFINED CONTRIBUTION PLANS" shall have the meaning set forth in SECTION 10.4(b).

         "SELLER'S DEFINED CONTRIBUTION PLANS TRUSTEE" shall have the meaning set forth in SECTION 10.4(b).

         "SELLER'S INVOLUNTARY SEPARATION PAY PLAN" shall have the meaning set forth in SECTION 10.7(a).

         "SELLER'S KNOWLEDGE" shall have the meaning set forth in SECTION 13.4.

         "SELLER'S PENSION PLAN" shall have the meaning set forth in SECTION 10.3(a).

         "SELLER PLANS" shall have the meaning set forth in SECTION 6.15(a).

         "SELLER'S WELFARE BENEFIT PLANS" shall have the meaning set forth in
SECTION 10.2(a).

         "SOFTWARE" shall have the meaning set forth in SECTION 6.18.

         "TAX" shall have the meaning set forth in SECTION 6.19.

         "TECHNOLOGY" shall have the meaning set forth in SECTION 9.21.

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         "TITLE COMPANY" shall mean the Chicago Title Insurance Company.

         "TITLE POLICIES" shall mean, with respect to the Business Real Property, an owner's policy of title insurance (ALTA form 1970) insuring, in an amount reasonably determined by the Purchaser, that fee simple title shall, at the Closing, be vested in the Purchaser (or its designee), free and clear of all Liens and exceptions to title other than, with respect to matters set forth in
Part II of Schedule B to each such policy, those items that are (i) Permitted Liens, and (ii) the Title Company's so-called "standard exceptions" (except that the Seller shall provide the Title Company with an appropriate affidavit and indemnity to permit the Title Company to delete the standard exceptions for mechanic's liens and parties in possession), together with such endorsements as may be reasonably required by the Purchaser.

         "TRADE PAYABLES" shall have the meaning set forth in SECTION 3.1(a).

         "TRADE SECRETS" shall have the meaning set forth in SECTION 2.1(h).

         "TRANSFER" shall mean (including the term Transferred), with respect to any assets, properties, rights or interests, the sale, transfer, assignment, conveyance and delivery of such assets, properties, rights or interests.

         "TRANSFERRED AMOUNT" shall have the meaning set forth in SECTION
10.3(b).

         "TRANSFERRING EMPLOYEE" shall have the meaning set forth in SECTION 10.1(b).

         "TRANSFERRING RETIREES" shall have the meaning set forth in SECTION
10.5.

         "TRANSITION SERVICES AGREEMENTS" shall have the meaning set forth in
SECTION 5.2(g).

                                   ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

                  2.1 PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the time set forth in SECTION 5.1, the Purchaser shall purchase and acquire from the Seller, and the Seller shall Transfer to the Purchaser, all of the Seller's right, title and interest in, to or arising under the assets, properties, rights and interests as the same shall exist on the Closing Date, of every kind, nature and description, tangible or intangible, that are owned, used, occupied or held by or for the benefit of the Seller primarily in the operation of the Business, wherever situated, including the assets, properties, rights and interests described in this SECTION 2.1, but excluding the Retained Assets (such assets collectively, excluding the Retained Assets, the "PURCHASED ASSETS"):

                  (a) the Business Real Property;

                  (b) all rights and interests of the Seller as lessee under the Lease Agreements;

                  (c) the inventory owned by the Seller that is used or held for use in the operation of the Business (the "INVENTORY");

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                  (d) the trade accounts receivable of the Seller due from
         customers or clients of the Business, to the extent relating to the Business, other than Intercompany Accounts;

                  (e) the machinery and equipment and other fixed assets owned by the Seller that are used or held for use in the operation of the Business;

                  (f) the prepaid expenses, advance payments, deposits, surety accounts and similar assets of the Seller to the extent that they relate to the Business;

                  (g) except as set forth in SECTION 2.2(i) and SECTION 2.2(l), all rights, benefits and interests of the Seller in and to all contracts, leases, agreements and commitments relating to the Business, including the Contracts and any joint ventures relating to the Business (collectively, the "ASSIGNED CONTRACTS");

                  (h) except as set forth in SECTION 2.2(f), all trademarks, service marks, trade dress, logos, trade names, industrial designs, copyrights, patents (including any continuations, continuations-in-part, divisionals, reissues and renewals) and mask works, and all registrations, applications and associated goodwill for each of the foregoing, and all computer software, computer programs, computer data bases and related documentation and materials, data documentation, trade secrets and confidential business information (including ideas, formulae, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data, customer and supplier data, pricing and cost information) (such trade secrets and confidential business information being collectively referred to herein as the "TRADE SECRETS") and other intellectual property rights (in whatever form or medium) owned or licensed by the Seller that are used in the Business (together with the Trade Secrets, the "INTELLECTUAL PROPERTY");

                  (i) except as set forth in SECTION 2.2(d), all books of account, general, financial, accounting and personnel records, files, invoices, customer and supplier lists of the Seller relating to the Business, including as built plans and specifications and surveys relating to the Business Real Property; PROVIDED, HOWEVER, that the Seller shall be entitled to retain copies of any such materials as it reasonably deems necessary for its tax, accounting, personnel or legal purposes;

                  (j) all open purchase and sale orders, bids, quotations and proposals of the Seller, to the extent relating to the Business;

                  (k) to the extent assignable or transferable, the permits, licenses, franchises and other foreign or domestic, federal, state, provincial, territorial, local or municipal approvals and authorizations (collectively, "PERMITS") issued by any Governmental Authority to the Seller used at the Premises and relating to the Business or to any joint ventures described in SECTION 2.1(g), including the Permits listed on SCHEDULE 6.13;

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                  (l) causes of action, claims, demands, rights and privileges against third parties, including warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Purchased Assets or the Business; and

                  (m) the assets reflected on the Balance Sheet.

                  2.2 RETAINED ASSETS. The following assets (the "RETAINED ASSETS") will be retained by the Seller and will not be Transferred to the Purchaser at the Closing:

                  (a) all cash and cash equivalents (except as described in SECTION 2.1(f)) or similar types of investments owned by the Seller, including certificates of deposit, treasury bills and other marketable securities, whether on deposit or in transit;

                  (b) the insurance policies or other insuring agreements of the Seller, whether or not pertaining to the Purchased Assets or the Business, and all rights of every nature and description under or arising out of such policies or agreements;

                  (c) the rights of the Seller under this Agreement, the Ancillary Agreements and any other documents, certificates and instruments delivered to the Seller hereunder;

                  (d) the corporate charter, qualifications to conduct the Business as a foreign corporation, taxpayer and other identification numbers, minute and stock record books and the corporate seals of the Seller;

                  (e) Tax refunds and claims relating to Taxes paid by the Seller;

                  (f) except as set forth in SECTION 9.16, the names "Aerojet - General Corporation" and "Aerojet," any trademarks, corporate names, trade names and Internet domain names incorporating the name "Aerojet," any stylized logos incorporating the name "Aerojet," and other trademarks, trade names or Internet domain names of the Seller specifically listed on SCHEDULE 2.2(f), and the logos or any variation thereof and any rights or interests therein and the goodwill associated therewith (the "EXCLUDED TRADEMARKS");

                  (g) (i) the Seller's Tax returns and Tax records and (ii) all other books, records, manuals and other materials that (A) are held for use primarily in connection with any Retained Liability or (B) (1) were prepared in connection with the sale of the Purchased Assets, (2) represent the personnel files of any employee that is not a Transferring Employee, or (3) are accounting records that do not relate exclusively to the Business; PROVIDED, HOWEVER, that the Purchaser shall be entitled to receive copies of any such materials as it reasonably deems necessary for its tax, accounting, personnel or legal purposes;

                  (h) the accounts of a type that would be reflected (on a net basis or otherwise) on a balance sheet of the Business prepared on a consistent basis with the Balance Sheet as "Investments and Advances from GenCorp Inc." and any other accounts from the Parent ("INTERCOMPANY ACCOUNTS");

                  (i) any and all remediation equipment and contracts, agreements and commitments relating to environmental matters set forth on SCHEDULE 2.2(i), including the Seller's right to receive, through the Purchaser, in the manner provided in the Environmental Agreement, the site restoration cost reimbursements to which the Seller is entitled under the Advance Agreement;

                  (j) all rights, properties and assets which have been used in the Business and that shall have been transferred (including transfers by way of sale) or otherwise disposed of in the Ordinary Course of Business prior to the Closing and not in violation of the terms of this Agreement;

                  (k) all causes of action, claims, demands, rights and privileges against third parties that relate to any of the Retained Assets or Retained Liabilities, including causes of actions, claims and rights under insurance policies relating thereto;

                  (l) all rights, benefits and interests of the Seller in and to those contracts with foreign consultants relating the Business; PROVIDED, HOWEVER, that the Purchaser shall be entitled to independently negotiate with and retain any such foreign consultants; and

                  (m) the assets identified on SCHEDULE 2.2(m).

                  2.3 CERTAIN PHRASES. As used in this Agreement, the phrases "used in" or "held for use in," "related to," "related primarily to" or "relating primarily to" the Business, or the operation thereof, and similar phrases are intended to exclude assets or rights of the Seller owned or held (a) for use in the businesses or activities of the Seller or the Parent generally, or (b) for use by both the Business and any other business of the Seller or the Parent so long as such assets or rights do not exclusively or predominantly relate to the Business. Nothing in this SECTION 2.3 constitutes a representation or warranty with respect to the Seller's right, title or interest in or to any of the Purchased Assets.

                                    ARTICLE 3
                                   LIABILITIES

                  3.1 ASSUMED LIABILITIES. On the terms and subject to the conditions of this Agreement, at the Closing and effective as of the time set forth in SECTION 5.1 and without further action, the Purchaser shall absolutely and irrevocably assume and pay, perform, satisfy and discharge when due, the following liabilities and obligations, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, foreseen or unforeseen, accrued or unaccrued, relating to, resulting from or arising out of the Business or the ownership, operation, use, sale or other disposition of any of the Purchased Assets, but excluding the Retained Liabilities (such liabilities collectively, but excluding the Retained Liabilities, the "ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations of the Seller arising before, on or after the Closing that constitute trade account payables to the extent relating to the Business (the "TRADE PAYABLES") and all other expenses properly accrued in accordance with

         GAAP as of the Closing in the operation of the Business or otherwise in connection with the Purchased Assets;

                  (b) all liabilities, responsibilities and obligations of the Seller, arising on or after the Closing or to the extent recorded or reserved for on the Closing Balance Sheet, under the contracts, leases, agreements and commitments that are Assigned Contracts;

                  (c) all purchase or sale orders entered into by the Seller in compliance with SECTION 9.1 prior to the Closing relating to the Business, under which goods and services have not been delivered by the Closing;

                  (d) any Taxes assessed against the Business Property for any period or portion thereof following the Closing;

                  (e) all liabilities, responsibilities and obligations of the Seller arising on or after the Closing under any Permits listed on
         SCHEDULE 6.13 that are to be Transferred to the Purchaser pursuant to this Agreement;

                  (f) all liabilities, responsibilities and obligations in respect of product liability claims relating to products that are or were sold by the Business, whether founded upon negligence, strict liability, theories of design defect or failure to warn, hereafter brought or made against the Seller, the Parent and/or the Purchaser by or on behalf of third parties ("PRODUCT LIABILITY CLAIMS"), regardless of whether those products are sold by the Business on, prior to or after the Closing Date or are included in Inventory on the Closing Date;

                  (g) all liabilities, responsibilities and obligations in respect of claims brought or made against the Seller and/or the Purchaser by or on behalf of third parties pertaining to the repair, replacement or repurchase of products, including any program to generally recall or replace all of a specific product, pursuant to any express or implied warranties, statute or otherwise ("PRODUCT WARRANTY CLAIMS") with respect to products that (i) were sold by the Business on or prior to the Closing Date, or (ii) are either sold by the Business after the Closing Date or are included in Inventory on the Closing Date; and

                  (h) all liabilities, responsibilities and obligations arising out of the obligations of the Purchaser to Transferring Employees and Transferring Retirees under ARTICLE 10, including obligations to such Transferring Employees' and Transferring Retirees' spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time after the Closing Date.

                  3.2 RETAINED LIABILITIES. Notwithstanding SECTION 3.1, for purposes of this Agreement, the Assumed Liabilities will not include any of, and the Seller shall retain and pay, perform, satisfy and discharge when due all of, the following liabilities and obligations (collectively, the "RETAINED LIABILITIES"):

                  (a) all indebtedness of the Seller for borrowed money, including all (i) obligations of the Seller evidenced by bonds, notes, debentures or similar instruments,

         (ii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Seller with respect to the deferred purchase price of property (other than customary trade credit), and (iii) all liabilities and obligations of the Seller to guarantee any of the foregoing types of obligations on behalf of others, except in each case any liabilities or obligations under any personal property leases or under any letters of credit outstanding as of the effective time of the Closing and relating to any Assigned Contract;

                  (b) all liabilities and obligations of the Seller for any Intercompany Accounts;

                  (c) all liabilities and obligations of the Seller set forth in
         SECTION 9.9;

                  (d) subject to SECTION 3.1(D) and SECTION 9.9, all liabilities and obligations of the Seller for any unpaid Taxes for periods prior to the Closing with respect to (i) the conduct of the Business, (ii) the ownership, possession, use, operation, purchase, acquisition, sale or disposition of the Purchased Assets, or (iii) the Seller's other businesses and assets, including Taxes on gains recognized by the Seller in connection with the sale of the Purchased Assets to the Purchaser (excluding, however, any sales and use Taxes that are ultimately assessed against the Purchaser);

                  (e) all liabilities, responsibilities and obligations of the Seller arising out of the obligations of the Seller under ARTICLE 10, and all liabilities, responsibilities and obligations of the Seller to any employee of the Seller that is not a Transferring Employee or to any retiree of the Seller that is not a Transferring Retiree;

                  (f) the liabilities and obligations of the Seller arising under any Environmental Law, to the extent attributable to the Business Real Property or the operation of the Business, on or prior to the Closing Date;

                  (g) all liabilities of the Seller arising out of or relating to any litigation or proceedings that exist as of the Closing Date, including the matters set forth on SCHEDULE 6.11, and any claims that arose or were incurred prior to the Closing Date, but are not made until after the Closing Date, except for claims that arose or were incurred prior to the Closing Date as set forth in SECTION 3.1(f) and
         SECTION 3.1(g);

                  (h) any liability arising from or related to the Retained Assets;

                  (i) claims by Transferring Employees covered under the Seller's policies for workers' compensation made on or before the Closing Date; and

                  (j) all other liabilities, responsibilities and obligations of the Seller of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, foreseen or unforeseen, accrued or unaccrued arising before the Closing Date relating to, resulting from or arising out of the Business or the ownership, operation, use, sale or other disposition of any of the Purchased Assets prior to the Closing Date except the Assumed Liabilities.

                                   ARTICLE 4
                                 PURCHASE PRICE

                  4.1 PURCHASE PRICE. In full consideration for the Transfer of the Purchased Assets on the terms and subject to the conditions of this Agreement, the Purchaser shall assume the Assumed Liabilities and pay, or cause to be paid, to the Seller at the Closing, $315,000,000 (the "PURCHASE PRICE"), by bank wire transfer of immediately available funds to one or more accounts designated in writing by the Seller. The Purchase Price shall be adjusted after the Closing pursuant to SECTION 4.2.

                  4.2 ADJUSTMENT OF PURCHASE PRICE.

                  (a) CLOSING BALANCE SHEET. Within 60 days following the Closing Date, the Purchaser, at its sole expense, shall prepare and submit to the Seller a balance sheet of the Business dated as of the Closing Date (the "CLOSING BALANCE SHEET"), which shall be prepared (i) from the books and records maintained by the Seller in connection with the Business, (ii) in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, except as described on SCHEDULE 6.9, (iii) on a basis consistent with the Balance Sheet, and (iv) in accordance with the guidelines and assumptions set forth on SCHEDULE 4.2, which shall fairly present the current assets and the current liabilities of the Business as of the Closing Date. The sole purpose of the Closing Balance Sheet contemplated by this SECTION
         4.2 is to measure the effect of the Business's operating activity and transactions that have occurred between the Balance Sheet Date and the Closing Date. The preparation and examination of the Closing Balance Sheet is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Balance Sheet. Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Balance Sheet and the resolution of any disputes that may arise under this SECTION 4.2.

                  (b) REVIEW OF THE CLOSING BALANCE SHEET. The Seller and its representatives shall have 60 days following receipt of the Closing Balance Sheet in which to review and examine the Closing Balance Sheet and all procedures, books, records and work papers used in the preparation of the Closing Balance Sheet, and if the Seller determines that the Closing Balance Sheet does not fairly present any items on the Closing Balance Sheet, the Seller shall have the right to propose any adjustment thereto within such 60-day period. Any such proposed adjustment (an "ADJUSTMENT REQUEST") shall be submitted by the Seller to the Purchaser within such 60-day period and shall specify (i) the amount(s) of the proposed adjustment(s), (ii) the item(s) to which such proposed adjustment(s) relate, and (iii) the facts and circumstances supporting such adjustment(s). Unless the Seller notifies the Purchaser by submitting an Adjustment Request within such 60-day period that it objects to the Closing Balance Sheet, the Closing Balance Sheet shall be binding upon the Seller and the Purchaser. After the end of such 60-day period, the Seller may not introduce additional disagreements with respect to any item in the Closing Balance Sheet or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Seller and will be final and binding upon the parties. Similarly, a disagreement by the Seller does not provide any right to the Purchaser to introduce any changes to the Closing Balance Sheet not directly related to the disputed item. To the extent that the Seller disagreement relates to an error in the Closing Balance Sheet and a similar error also exists in the Balance Sheet, then, to the extent that such disagreement is determined to be an error, the error in the Closing Balance Sheet and the error in the Balance Sheet shall both be corrected in determining the adjustment under SECTION 4.2(c), and the references in SECTION 4.2(c) to $19,700,000 shall be adjusted accordingly to account for the error. The Seller and the Purchaser shall use their commercially reasonable efforts for 15 days following the Purchaser's receipt of any Adjustment Request to agree upon any proposed adjustments to the Closing Balance Sheet. If the Purchaser and the Seller are unable to resolve all disagreements properly identified by the Seller pursuant to this SECTION 4.2(b) within such period, then the disputed matters shall be referred to the respective Chief Financial Officers of the Purchaser and the Parent for resolution. If the Chief Financial Officers are unable to resolve all disagreements within 15 days, then, within 15 days thereafter, the matter shall be submitted for resolution to Arthur Andersen LLP (the "INDEPENDENT ACCOUNTANT"). The Independent Accountant will only consider those items and amounts set forth in the Closing Balance Sheet as to which the Purchaser and the Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Independent Accountant shall deliver to the Purchaser and the Seller, as promptly as practicable and in any event within 120 days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Independent Accountant shall select as a resolution the position of either the Purchaser or the Seller for each item of disagreement (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution. The Independent Accountant's determination shall be final and binding on the Seller and the Purchaser. One-half of the fees, costs and expenses of the Independent Accountant relating to this SECTION 4.2(b) shall be paid by each of the Seller the Purchaser.

                  (c) ADJUSTMENT AND PAYMENT PROCEDURES. If the value of the Closing Working Capital set forth on the Closing Balance Sheet as finally determined pursuant to SECTION 4.2(b) is less than $19,700,000, subject to adjustment in the event of an error in the Balance Sheet as discussed in SECTION 4.2(b), the Seller shall pay to the Purchaser the amount of such deficit by wire transfer of immediately available funds to an account designated in writing by the Purchaser. Any amounts payable pursuant to this SECTION 4.2(c) shall be paid within five business days following the date that the determination of the Closing Working Capital is deemed final in accordance with SECTION 4.2(b), together with interest thereon from the Closing Date to the date of payment calculated at the publicly announced prime commercial lending rate of First Union National Bank in effect from time to time, changing as such publicly announced rate changes, effective as of the date such change is publicly announced. "CLOSING WORKING CAPITAL" shall equal the excess of the current assets of the Business over the current liabilities of the Business as of the Closing Date, excluding the current portion of the liability for post-retirement benefits other than pension (medical, dental and life insurance) for Transferring Employees and Transferring Retirees assumed by the Purchaser under ARTICLE 10.

                  (d) For purposes of SECTION 3.2(d) and the Closing Balance Sheet, Taxes shall be allocated between the Purchaser and the Seller as follows: (i) real and personal property Taxes with respect to the Purchased Assets for the taxable period that includes the Closing Date shall be prorated between the Seller and the Purchaser on the basis of the last available tax statement as of the Closing Date, with such Taxes being borne by the Seller based on the ratio of the number of days in the relevant period prior to the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Purchaser based on the ratio of the number of days in the relevant period after the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed and (ii) sales and use Taxes shall be deemed to accrue as property is purchased, sold, used, or transferred.

                  4.3 TAX ALLOCATION. The aggregate fair market value of the Purchased Assets will be appraised at the Purchaser's expense by an appraisal firm of its choice (and reasonably acceptable to the Seller) (the "APPRAISAL") within 90 days after the Closing Date. The Purchaser shall thereafter prepare a draft of IRS Form 8594 reflecting the allocation of the Purchase Price among the Purchased Assets based upon the Appraisal and such other information as required by the form, and shall forward it within 120 days after the Closing Date to the Seller for its approval, which approval shall not be unreasonably withheld, delayed or conditioned. If the Purchaser and the Seller are unable to agree on such allocation, then the Independent Accountant will be retained to determine such allocation (and one-half of the fees, costs and expenses of the Independent Accountant relating to this SECTION 4.3 shall be paid by each of the Seller and the Purchaser). The Purchaser and the Seller shall report the purchase and sale of the Purchased Assets in accordance with such allocation (as finally determined) for all tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder).

                  4.4 SITE RESTORATION COST REIMBURSEMENTS. For the avoidance of doubt, site restoration cost reimbursements collected by the Purchaser and remitted to the Seller pursuant to the Environmental Agreement are not additional compensation for the Purchased Assets, the fair market value of which is fully reflected in the Purchase Price. The Purchaser shall instead receive all such cost reimbursements as collection agent only and not as principal. The Purchaser may commingle cost reimbursements with its own funds pending remittance to the Seller to the extent necessary to avoid undue administrative expense but shall not otherwise exercise dominion and control over the funds, hold itself out to third parties as their owner, or hold the funds under claim of right. Consistent with the Purchaser's role as the Seller's collection agent, the Seller shall report all site restoration cost reimbursements for tax and financial reporting purposes as having been received directly from the United States.

                                   ARTICLE 5
                             CLOSING AND DELIVERIES

                  5.1 GENERAL. The "CLOSING" means the time when the Purchased Assets are Transferred by the Seller to, and the Assumed Liabilities are assumed by, the Purchaser. The Closing will take place at the offices of Jones, Day, Reavis & Pogue, 555 West Fifth Street, Los Angeles, California 90013, subject to
SECTION 11.1, on the later of (a) August 1, 2001 or (b) two business days following the day on which the last of the conditions set forth in ARTICLE 8 that must be satisfied prior to the Closing is satisfied or waived by the applicable party, or at such other time and place and on such other day as is mutually agreed upon in writing by the Seller and the Purchaser. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." Legal title, equitable title and risk of loss with respect to the Purchased Assets will pass to the Purchaser at the Closing, which transfer will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. (Pacific time) on the Closing Date.

                  5.2 DELIVERIES BY THE SELLER AT THE CLOSING. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:

                  (a) a grant deed relating to the Business Real Property, substantially in the form of EXHIBIT A (the "Grant Deed"), and instruments of assignment assigning the Lease Agreements to the Purchaser, substantially in the form of EXHIBIT B (the "LEASE ASSIGNMENTS"), each duly executed by the Seller;

                  (b) a bill of sale, substantially in the form of EXHIBIT C (the "BILL OF SALE"), Transferring the Purchased Assets to the Purchaser, duly executed by the Seller;

                  (c) copies of all Consents set forth on SCHEDULE 6.5, except as otherwise set forth in subsection (B) of SCHEDULE ERROR! REFERENCE SOURCE NOT FOUND.;

                  (d) instruments of assignment to the Purchaser of all Intellectual Property and rights thereto (and all applications for, and extensions and reissuances of, any of the foregoing), substantially in the form of EXHIBIT D (the "INTELLECTUAL PROPERTY ASSIGNMENTS"), each, to the extent applicable, duly executed by the Seller;

                  (e) a certificate of good standing of the Seller, issued by the Secretary of State of the State of Ohio, dated within 15 days of the Closing;

                  (f) certified copies of resolutions duly adopted by the Directors of the Seller evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (g) transition services agreements, each substantially in the form of EXHIBIT E (collectively, the "TRANSITION SERVICES AGREEMENTS"), duly executed by the Seller;

                  (h) an environmental agreement, substantially in the form of EXHIBIT F (the "ENVIRONMENTAL AGREEMENT"), duly executed by the Seller;

                  (i) a certificate of an officer of the Seller, dated as of the Closing Date, certifying that the conditions set forth in SECTION 8.1 have been satisfied as of the Closing Date;

                  (j) an opinion dated the Closing Date of William Phillips, in-house counsel to the Seller, substantially in the form of EXHIBIT G;

                  (k) any affidavits required under Section 1445 of the Code and relevant state law and any affidavits or indemnities as may be required by the title insurance companies in order to issue the Title Policies to the Purchaser at the Closing (and the Seller shall provide the Title Company with an appropriate affidavit and indemnity to permit the Title Company to delete the exceptions for mechanic's liens and parties in possession);

                  (l) a guaranty, substantially in the form of EXHIBIT H (the "PARENT GUARANTY"), duly executed by the Parent;

                  (m) a royalty-free license, or sublicense(s), as applicable, each duly executed by the Seller, for the Purchaser's use of the Intellectual Property as set forth on Schedule 9.17(a);

                  (n) the Exclusive Manufacturing and Sales Agreement, duly executed by the Seller; and

                  (o) such other documents, certificates and instruments, in form and substance reasonably satisfactory to the Seller and its counsel, as the Purchaser may reasonably request to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                  5.3 DELIVERIES BY THE PURCHASER AT THE CLOSING. At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:

                  (a) the Purchase Price payable as set forth in SECTION 4.1;

                  (b) an assumption agreement, substantially in the form of
         EXHIBIT I (the "ASSUMPTION AGREEMENT"), duly executed by the Purchaser;

                  (c) a certificate of good standing of the Purchaser, issued by the Secretary of State of the State of Delaware, dated within 15 days of the Closing;

                  (d) certified copies of resolutions duly adopted by the Board of Directors of the Purchaser evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (e) the Transition Services Agreements, duly executed by the Purchaser;

                  (f) the Environmental Agreement, duly executed by the Purchaser;

                  (g) the Collective Bargaining Novation Agreement, duly executed by the Purchaser;

                  (h) an opinion dated the Closing Date of John Mullan, in-house counsel to the Purchaser, substantially in the form of EXHIBIT J;

                  (i) a certificate of an officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in SECTION
         8.2 have been satisfied as of the Closing Date;

                  (j) a royalty-free license, duly executed by the Purchaser, for the Seller's use of the Intellectual Property as set forth on
         SCHEDULE 9.17(b);

                  (k) the Exclusive Manufacturing and Sales Agreement, duly executed by the Purchaser; and

                  (l) such other documents, certificates and instruments, in form and substance reasonably satisfactory to the Purchaser and its counsel, as the Seller may reasonably request to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:

                  6.1 EXISTENCE AND GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of the Purchased Assets or the operation of the Business requires such qualification or license, except where the failure to so qualify or be so licensed could not be reasonably expected to result in a Material Adverse Effect.

                  6.2 POWER. The Seller has all corporate power and authority to
(a) own, operate and lease the Purchased Assets as and where currently owned, operated and leased and (b) conduct the Business as currently conducted. The Seller has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

                  6.3 ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement and all other documents, certificates and instruments executed and delivered or to be executed and delivered by the Seller in connection herewith, including the Ancillary Agreements, have been, or upon execution thereof will be, duly executed and delivered by the Seller and, assuming the due execution and delivery by the Purchaser, constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally.

                  6.4 NO CONFLICT. Except as set forth on SCHEDULE 6.4, neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder, will
(a) violate or conflict with any of the terms of the Seller's Articles of Incorporation or Code of Regulations, (b) violate any provisions of, or result in the (or give rise to any right of) termination, cancellation or acceleration of any obligation under, any contract, sales commitment, license, purchase or sale order, security agreement, mortgage, note, deed, lien, lease, agreement or other instrument constituting a Purchased Asset or an Assumed Liability, including the Contracts, or any Order relating to the Business or the Purchased Assets, or by which any of the Seller, the Business or the Purchased Assets are bound, (c) result in the creation or imposition of any Lien with respect to any of the Purchased Assets, (d) violate any Law or Order, (e) constitute an event that, after notice or lapse of time or both, would result in such violation, conflict, breach, default, termination, cancellation, acceleration, or creation or imposition of Liens (other than Permitted Liens), or (f) constitute an event that, after lapse of time or otherwise, would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase the Business or any of the Purchased Assets that, in the case of clauses (b), (c),
(d), (e) or (f), could reasonably be expected to result in a Material Adverse Effect.

                  6.5 CONSENTS. Other than (a) notices under the HSR Act and the expiration or termination of any waiting period thereunder, or (b) as set forth on SCHEDULE 6.5, no Consent of any Person or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, the failure of which to obtain could reasonably be expected to (i) result in a Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

                  6.6 PURCHASED ASSETS; TITLE TO THE PURCHASED ASSETS.

                  (a) The Purchased Assets to be Transferred to the Purchaser under this Agreement, together with the assets described in SECTION 2.2(b), SECTION 2.2(f), SECTION 2.2(i) and SECTION 2.2(m), constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by the Seller prior to the date of this Agreement, except for assets used to supply the services listed on SCHEDULE 6.6(a) supplied to the Business by the Seller and/or the Parent.

                  (b) The Seller has exclusive title to, and the unqualified right to use and Transfer to the Purchaser, each of the Purchased Assets other than the Business Real Property, free and clear of all Liens other than those items identified on SCHEDULE 6.6(b) ("PERMITTED LIENS"). The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the Transfer of the Purchased

         Assets, and all rights and interests therein, to the Purchaser as contemplated in this Agreement) will not materially adversely affect such title or rights.

                  (c) Except as disclosed on SCHEDULE 6.6(c), none of the Purchased Assets other than the Business Property are subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or will be located on the Closing Date at any location other than the Premises. The Seller has the enforceable right under valid and existing leases to occupy, use or control all properties and assets leased by them under leases included in the Purchased Assets.

                  (d) The delivery to the Purchaser of the instruments of transfer contemplated by this Agreement will vest exclusive title (as to all Purchased Assets owned by the Seller) or full right to possess and use (as to all Purchased Assets not owned by the Seller) to the Purchased Assets, other than the Business Real Property, in the Purchaser, free and clear of all Liens, other than Permitted Liens.

                  (e) The inventories of the Seller reflected on the Balance Sheet are of a quality and quantity saleable in the Ordinary Course of Business, except to the extent reserves therefor have been included in the Balance Sheet.

                  (f) All accounts receivable of the Seller reflected on the Balance Sheet have arisen from bona fide transactions in the Ordinary Course of Business and represent actual, bona fide obligations of the Seller arising from arm's length sales in the Ordinary Course of Business and, to the Seller's knowledge, represent the legal, valid and binding obligations of the obligors thereon. None of the accounts receivable reflected on the Balance Sheet are subject to any asserted or, to the Seller's knowledge, threatened, defenses, set-offs or counterclaims.

                  (g) All tangible property and assets (other than the Inventory and the Business Real Property) included in the Purchased Assets are in all material respects (i) structurally sound and (ii) in good operating condition and repair, ordinary wear and tear excepted.

                  6.7 REAL PROPERTY.

                  (a) The Seller has the right to quiet enjoyment and the exclusive use of (i) the real property owned by the Seller and described on SCHEDULE 6.7(a) and all buildings, structures, improvements and fixtures located thereon and all appurtenances thereto (the "BUSINESS REAL PROPERTY") and (ii) the premises subject to the Lease Agreements and all improvements located thereon or comprising such premises and all rights and appurtenances thereto (the "BUSINESS LEASED PROPERTY," and together with the Business Real Property, the "BUSINESS PROPERTY"), subject to Permitted Liens applicable thereto and, in the case of the Business Leased Property, the applicable Lease Agreements.

                  (b) The Seller has not received any notice that any portion of the Business Real Property is subject to any pending condemnation proceeding or any other proceeding by any Governmental Authority adverse to such property or such portion and, to the Seller's knowledge, there is no threatened condemnation or other proceeding with respect thereto.

                  (c) There are no Persons (other than the Seller) in possession of the Business Property.

                  (d) Except as disclosed on SCHEDULE 6.7(d), (i) each lease agreement described on SCHEDULE 6.7(d) (each, a "LEASE AGREEMENT") is in full force and effect, is assignable (upon receipt of necessary landlord consents), and the Seller has performed all material obligations required to be performed by the Seller under the Lease Agreements through the date hereof, (ii) neither the Seller nor, to the Seller's knowledge, any other party to any Lease Agreement has breached, defaulted under or improperly terminated or canceled any Lease Agreement or is in breach of or default under any Lease Agreement, (iii) to the Seller's knowledge, there exists no condition or event that, after notice or lapse of time or both, would constitute any breach, termination, cancellation or default of any Lease Agreement, and (iv) there are no material subleases, licenses, occupancy agreements, options or rights, written or oral, granting to any Person the right to purchase, use or occupy the Business Leased Property.

                 (e) The Seller has and will transfer to the Purchaser at the Closing a valid leasehold interest in the leasehold estates in and to the Business Leasehold Properties, subject in each case to the terms of the applicable Lease Agreements and Permitted Liens applicable thereto. The Seller has not assigned, pledged, or placed any Lien on the Lease Agreements or its leasehold estate in and to the Business Leased Properties, other than Permitted Liens.

                  (f) The Seller has not received notice of any special assessment relating to any Business Property or any portion thereof, and to the Seller's knowledge, no such special assessment is pending or threatened.

                  6.8 CONTRACTS.

                  (a) SCHEDULE 6.8(a) lists each contract, agreement, commitment, option, lease, license, mortgage, other security interest, understanding and promise, in each case relating primarily to the Business or otherwise material to the Business, to which the Seller is a party or by which it is bound in any respect, that is:

                           (i) a license or a lease requiring the payment or
                  receipt of more than $150,000 per annum or a real property lease;

                           (ii) for the purchase or sale of materials,
                  inventory, equipment, real or personal property, capital assets or supplies requiring the payment of more than $150,000 per annum;

                           (iii) a management, advisory or consulting contract
                  for the performance of services that is not terminable at will by the Seller without cost and that will require payments of amounts after the Closing Date in excess of $150,000 per annum;

                           (iv) with an agent, dealer, distributor, sales
                  representative or franchisee;

                           (v) with an employee or officer of the Business that
                  is not terminable at will by the Seller without cost and any severance agreement, including a contract, agreement or arrangement, (A) to employ or terminate executive officers or other personnel and with present or former officers, directors or shareholders of the Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Purchaser or the Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (vi) a contract or agreement for the storage,
                  transportation, treatment or disposal of any hazardous material under CERCLA, or a contract for the storage, transportation, treatment or disposal of any waste or by-product;

                           (vii) an agreement granting to any Person a
                  first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Business that is a Purchased Asset;

                           (viii) any contract (including sales orders), bid or
                  proposal involving the obligation of the Seller to deliver products or services with an unfilled order balance of more than $150,000;

                           (ix) any agreement under which the Seller has agreed
                  to indemnify any third party with respect to, or to share, the Tax liability of any third party;

                           (x) any commitment to make a capital expenditure or
                  to purchase a capital asset or proposals to do so, not contemplated by the capital expenditure budget of the Seller for the Business, copies of which have been provided to the Purchaser by or on behalf of the Seller in connection with the operation of the Business;

                           (xi) any contract with any Affiliate of the Seller;

                           (xii) any agreement or commitment with a third party
                  other than an employee relating to the location of employees or minimum number of employees to be employed by the Seller with respect to the Business;

                           (xiii) any power of attorney (other than powers of
                  attorney given in the Ordinary Course of Business with respect to routine export, tax or securities matters);

                           (xiv) any indenture, note, loan or credit agreement
                  or other contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

                           (xv) any agreement that restricts the Seller from
                  engaging in any line of business or in any geographic area of the world or from doing business with any customers or class of customers; or

                           (xvi) any license or royalty agreement, including a
                  license under or any agreement with respect to the Intellectual Property (the items described in clauses (i) through (xvi), and any other contracts, agreements, commitments, obligations, undertakings or understandings listed on SCHEDULE 6.8(a), collectively, the "CONTRACTS"; PROVIDED, HOWEVER, that no Employee Plans or Employee Plan documents are Contracts under this Agreement).

                  (b) Except as set forth on SCHEDULE 6.8(b), (i) each Contract is in full force and effect, (ii) the Seller has performed all material obligations required to be performed by the Seller under the Contracts through the date hereof, and neither the Seller nor, to the Seller's knowledge, any other party to any Contract has breached, defaulted under or improperly terminated or canceled any Contract or is in breach of or default under any Contract, and there exists no condition or event that, after notice or lapse of time or both, would constitute any such breach, termination, cancellation or default, (iii) the Seller has not received from any Person any written or oral notice of termination or cancellation of any Contract or any intention by any Person to terminate or cancel any Contract, and (iv) the Seller has not received from any Person any written or oral notice from any Person of such Person's intent not to (A) renew any renewable Contract or (B) exercise the option to extend any Contract that includes an extension provision.

                  6.9 FINANCIAL STATEMENTS. Attached as SCHEDULE 6.9 are the unaudited balance sheet of the Business as of November 30, 2000 (the "BALANCE SHEET") and the related unaudited statements of operations and cash flows for the twelve-month period ended November 30, 2000 (collectively with the Balance Sheet, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared from the books and records maintained by the Seller for the Business and present fairly, in all material respects, the financial position of the Business as of the dates thereof and the results of its operations and cash flows for the period specified. The Financial Statements have been prepared in accordance with GAAP, except (a) as described on SCHEDULE 6.9 and (b) that the Financial Statements do not contain footnote disclosures required by GAAP. For purposes of this Agreement, "BALANCE SHEET DATE" means the date of the Balance Sheet. Except as and to the extent reflected on the Balance Sheet, the Seller does not have any liabilities relating to the Business required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities and obligations that are not material to the Business taken as a whole and (ii) liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business.

                  6.10 CONDUCT OF BUSINESS. Except as set forth on SCHEDULE 6.10, and except as a result of matters required or not prohibited by this Agreement, since the Balance Sheet Date, the Seller has conducted the Business in the Ordinary Course of Business in all material respects. Specifically, with respect to the Business, there have not been any:

                  (a) changes in the assets, liabilities, earnings or financial condition that could reasonably be expected to result in a Material Adverse Effect;

                  (b) occurrences resulting in damage, destruction or loss (whether or not covered by insurance) affecting any tangible asset or property of the Business in excess of $150,000 for any single loss or $250,000 for all such losses;

                  (c) (i) increases in the benefits payable or potentially payable under any Employee Plans other than normal benefits increases in the Ordinary Course of Business, (ii) increases in salary, bonus or other compensation or benefits payable or potentially payable to any Transferring Employee other than normal salary increases in the Ordinary Course of Business, (iii) grants of severance, continuation or termination pay to any Transferring Employee, (iv) new employment, deferred compensation or other similar agreements (or any amendment to any such existing agreement) with any Transferring Employee, other than those made in the Ordinary Course of Business and subject to SECTION 10.1, (v) changes in the terms of any bonus, pension, insurance, health or other Employee Plan, other than changes made in the Ordinary Course of Business, or (vi) representations to any employee or former employee of the Seller that the Purchaser would assume or continue to maintain any Employee Plan after the Closing Date;

                  (d) changes in the accountings methods or practices followed by the Seller, or any changes in depreciation or amortization policies or rates theretofore adopted;

                  (e) agreements or commitments relating to the Business that relate to a merger or consolidation with or acquisition of any other Person, or any part or division thereof;

                  (f) other material transactions relating to the Business, other than in the Ordinary Course of Business;

                  (g) agreements or understandings, whether in writing or otherwise, for the Seller to take any of the actions specified in items
         (a) through (f) above with respect to the Business;

                  (h) cancellation or termination by the Seller of any material Contract or entry by the Seller into any material Contract that is not in the Ordinary Course of Business;

                  (i) notification from any customer of the Business that such customer intends to stop doing business with the Seller or materially reduce the amount of such business; or

                  (j) sale, assignment or transfer of any material portion of the Purchased Assets, other than in the Ordinary Course of Business.

                  6.11 LITIGATION. SCHEDULE 6.11 lists all litigation, actions, suits, investigations, claims and proceedings pending or, to the Seller's knowledge, threatened against the Seller in respect of the Business or the Purchased Assets that have not been finally resolved, together with a description of the present status thereof, except to the extent such litigation, action, suit, investigation, claim or proceeding does not (a) involve a claim for damages in excess of $150,000, (b) seek any injunctive relief or (c) seek to prevent the transactions contemplated by this Agreement and the Ancillary Agreements. Except as disclosed on SCHEDULE 6.11, the Seller is not subject to any Order with respect to any litigation, action, suit, investigation, claim or proceeding asserted, brought or, to the Seller's knowledge, threatened against the Seller in respect of the Business or the Purchased Assets.

                  6.12 REGULATORY COMPLIANCE. Except as disclosed on SCHEDULE
6.12 or SCHEDULE 6.16, to the Seller's knowledge, the Business has been conducted and the Purchased Assets have been maintained in material compliance with all applicable Laws. The Seller is not, with respect to the Business, in violation of or default under and no event has occurred that with the lapse of time or, to the Seller's knowledge, action by a third party, would result in the violation of or default under the terms of any Order, whether at law or in equity made in connection with any legal proceeding or investigation against, or of, the Business or any Purchased Assets or affecting the Seller in respect of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  6.13 PERMITS. The Seller has obtained or has timely applied for, and is in compliance with, all material Permits that are necessary for the operation of the Business as it is currently being conducted. All such Permits are in full force and effect, any required applications for renewal of currently held Permits have been submitted on a timely basis, and no material violations or claimed violations are pending before any Governmental Authority with respect to such Permits. SCHEDULE 6.13 lists material Permits (including each Permit issued by the United States Department of Commerce, the Bureau of Alcohol, Tobacco and Firearms and the Federal Communications Commission) issued to the Seller that are used in the operation of the Business and indicates which material Permits used in the operation of the Business are not assignable to the Purchaser.

                  6.14 EMPLOYEE RELATIONS; COLLECTIVE BARGAINING AGREEMENTS.

                  (a) Except as set forth on SCHEDULE 6.14, there are no strikes, work stoppages or material disputes relating to the Business pending, or, to the Seller's knowledge, threatened, that involve any employees of the Business. With respect to the Business, the Seller is in material compliance with all Laws relating to the employment of labor. SCHEDULE 6.14 contains a true, correct and complete list of (i) all collective bargaining agreements and union contracts relating to the Business (and all modifications and amendments thereto) and (ii) all pending grievances and claims thereunder. To the Seller's knowledge, no notice has been received of any material industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any Transferring Employees represented on a collective basis by any trade union or other bodies, and, to the Seller's knowledge, there are no such threatened disputes or claims;

                  (b) Except as set forth on SCHEDULE 6.14, to the Seller's knowledge, no union organization campaign is in progress with respect to the Transferring Employees of the Business, and no question concerning representation exists respecting such Transferring Employees;

                  (c) Except as set forth on SCHEDULE 6.14, there is no unfair labor practice charge or complaint relating to the Business against the Seller or the Parent pending, or, to the Seller's knowledge, threatened, before the National Labor Relations Board or similar governmental agency outside of the United States;

                  (d) Except as set forth on SCHEDULE 6.14, there is no pending, or, to the Seller's knowledge, threatened, grievance, arbitration, demand letter or claim involving a Transferring Employee claiming damages in excess of $50,000; and

                  (e) Except as set forth on SCHEDULE 6.14, there is no discrimination charge by any Transferring Employee with respect to or relating to the Seller or Parent in respect of the Business pending before the Equal Employment Opportunity Commission or any other similar Governmental Authority responsible for the prevention of unlawful employment practices.

                  6.15 EMPLOYEE PLANS.

                  (a) SCHEDULE 6.15(a) sets forth a complete and correct list of all Employee Plans relating to the Business (collectively, the "SELLER PLANS"). For purposes of this SECTION 6.15, "ERISA AFFILIATE" shall mean each entity under common control with the Seller pursuant to
         Section 414(b), (c), (m), or (o) of the Code.

                  (b) Each of the Seller Plans intended to qualify under Section 401 of the Code has received a current and valid determination letter from the IRS that it does so qualify, and to the Seller's knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of such determination letter or the loss of such qualification or exemption. Except as disclosed on
         SCHEDULE 6.15(b), to the Seller's knowledge, there are not any operational defects with respect to any such plan that would be reasonably likely to cause the loss of such qualification or exemption.

                  (c) Except as set forth on SCHEDULE 6.15(c), with respect to any Seller Plan subject to Title IV of ERISA:

                           (i) The funding method used in connection with each
                  such Seller Plan that is subject to the minimum funding requirements of ERISA is acceptable to the Seller's independent actuary and the actuarial assumptions used in connection with funding each such plan are reasonable in the opinion of the Seller's actuary. As of the last day of the last plan year of each such Seller Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Seller Plan accrued but unpaid contributions) did not and will not exceed zero. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section

                  412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any such Seller Plan with respect to any plan year, whether or not waived. Neither the Seller nor any ERISA Affiliate has failed to pay when due any "required installment" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any such Seller Plan. Neither the Seller nor any ERISA Affiliate is required to provide security to any such Seller Plan under Section 401(a)(29) of the Code.

                           (ii) No proceeding has been initiated or, to the
                  Seller's knowledge, threatened by any Person, including the Pension Benefit Guaranty Corporation (the "PBGC"), to terminate any such Seller Plan.

                           (iii) No condition or event exists or is expected to
                  occur with respect to any such Seller Plan that could subject, directly or indirectly, any assets of the Seller or the ERISA Affiliates to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other Person.

                           (iv) No "reportable event," as defined in Section
                  4043 of ERISA (to the extent that the reporting of such event to the PBGC has not been waived) has occurred and is continuing with respect to any such Seller Plan.

                  (d) True and complete copies of the following documents, with respect to each of the Seller Plans, have been delivered or made available to the Purchaser: (i) any plans and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent financial statements and actuarial valuations; (iv) the most recent IRS determination letter; and (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

                  (e) Except as disclosed on SCHEDULE 6.15(e), there are no pending legal proceedings that have been asserted or instituted against any of the Seller Plans, the assets of any such plans, the Seller, or the plan administrator of the Seller Plans with respect to the operation of such plans (other than routine benefit claims) and to the Seller's knowledge, there are no facts or circumstances that could reasonably be expected to form the basis for any such legal proceeding that could reasonably be expected to result in a Material Adverse Effect.

                  (f) Except as set forth on SCHEDULE 6.15(f), each of the Seller Plans has been maintained, in all material respects, in accordance with its terms and all applicable law. The Seller and the ERISA Affiliates have made full and timely payment of all amounts required to be contributed with respect to Transferring Employees under the terms of each Seller Plan, all applicable laws or any collective bargaining or other agreement, or required to be paid as expenses with respect to Transferring Employees under such Seller Plan through the Closing Date. All amendments and actions required to bring each of the Seller Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required to be made or taken until after the Closing Date.

                  (g) Except as disclosed on SCHEDULE 6.15(g), neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment or benefit (including any "parachute payment" within the meaning of Section 280G of the Code becoming due to any Transferring Employee or any other Person and with respect to which the Purchaser would be liable or responsible, (ii) materially increase any benefits otherwise payable under any Seller Plan or (iii) result in the acceleration of the time of payment or vesting of any compensation or employee benefits and with respect to which the Purchaser would be liable or responsible.

                  (h) No Seller Plan maintained, sponsored or contributed to at any time during the five year period ending on the date of this Agreement constitutes a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (i) Except as set forth on SCHEDULE 6.15(i), neither the Seller nor any ERISA Affiliate currently sponsors, maintains, contributes to or has incurred an obligation to contribute to any Seller Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of the Seller or any ERISA Affiliate, except as required under Section 4980B of the Code and
         Part 6 of Title I of ERISA. With respect to each Seller Plan that constitutes or has constituted as "group health plan" (within the meaning of Section 5000(b)(1) of the Code), the Seller and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA and the Health Insurance Portability and Accountability Act of 1996, as amended.

                  6.16 ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 6.16, and except as could not reasonably be expected to result in a Material Adverse Effect:

                           (i) the Seller has obtained all material
                  Environmental Permits that are required for the operation of the Business as currently conducted as set forth on SCHEDULE 6.16(a)(i);

                           (ii) the Seller has not received any written or, to
                  the Seller's knowledge, oral notice alleging that it is in violation of any Environmental Permit, and, to the Seller's knowledge, no proceeding to revoke any such Environmental Permit is pending;

                           (iii) the Seller is in compliance with all relevant
                  and applicable Environmental Statutes in connection with the operation of the Business;

                           (iv) the Seller has not received written or, to the
                  Seller's knowledge, oral notice from any Governmental Authority alleging a failure of the

                  Seller to comply with any applicable Environmental Statute in connection with the operation of the Business and no proceeding alleging such a failure is pending;

                           (v) the Seller has not received any written notice
                  alleging that the Seller is obligated under Environmental Law to investigate or remediate Hazardous Substances at any site relating primarily to the Business; and

                           (vi) no Lien in favor of any Governmental Authority
                  for any damages or other liability under applicable Environmental Law or for costs incurred in response to a Release of Hazardous Substances has been filed or attached to the Business Real Property.

                  (b) To the Seller's knowledge, except as set forth on SCHEDULE 6.16, and except as could not reasonably be expected to result in a Material Adverse Effect:

                           (i) there have been no Releases of Hazardous
                  Substances on or from the Business Real Property, except as in compliance with applicable Environmental Statutes;

                           (ii) Hazardous Substances have not at any time been
                  generated, treated, recycled, disposed or stored on or off the Business Real Property, except in substantial compliance with applicable Environmental Statutes; and

                           (iii) there are no underground storage tanks,
                  asbestos-containing materials, lead-based paint or polychlorinated biphenyls located on the Business Real Property.

                  (c) The Seller has or has caused to be given to the Purchaser access to all records and files within its control, including all reports, studies, analyses, tests or monitoring results, pertaining to the management or Release of Hazardous Substances or any other material concerns related to the Environment at the Business Real Property or concerning compliance with Environmental Statutes, in each case, in connection with the operation of the Business.

                  (d) For purposes of this Agreement, "ENVIRONMENT" means air, surface water, groundwater, sediments, land surface, or land subsurface; "ENVIRONMENTAL STATUTES" means federal, state, local and foreign statutes and ordinances, and regulations promulgated thereunder, in effect prior to Closing and intended to provide protection for public health or the Environment, including the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, the Safe Drinking Water Act and other substantially similar state or foreign statutes and regulations, as amended from time to time; "ENVIRONMENTAL LAW" means Environmental Statutes and any common law (i) creating a cause of action for damage to Person or property due to exposure to Hazardous Substances or (ii) governing the contamination, pollution or protection of public health or the Environment or allocating liabilities in respect thereof; "HAZARDOUS SUBSTANCE" means any hazardous material, hazardous substance, toxic substance or words of similar import under any Environmental Statute; "ENVIRONMENTAL PERMITS" means Permits issued to the Seller under Environmental Statutes in connection with the operation of the Business; and "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Substance into the Environment that
         (i) requires notification to a Governmental Authority under an applicable Environmental Statute or (ii) exceeds the reportable quantity for such substance established under an applicable Environmental Statute.

                  6.17 PRODUCT WARRANTIES. Except for written product warranties in respect of the products of the Business made by the Seller on its terms and conditions of sale, which are reflected in the contracts listed on SCHEDULE 6.17, and any warranties implied under applicable Law, the Seller makes no express or implied product warranties in connection with the sale of such products. Except as set forth on SCHEDULE 6.17, since January 1, 1998, the Seller has not received any claims for product liability or breach of warranty (whether or not covered by insurance) nor has the Seller given written notice to any customer of the Business of any defect or deficiency with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

                  6.18 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 6.18, the Seller is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property. Except as set forth on SCHEDULE 6.18, the Seller has not granted any license or other right with respect to the Intellectual Property that does or that will, subsequent to the Closing, permit or enable any Person other than the Purchaser, to use any of such Intellectual Property and, except as set forth on SCHEDULE 6.18, subsequent to the Closing, no Person other than the Purchaser shall have any rights to utilize any Intellectual Property or sell any products or services that utilize or incorporate, or that were developed utilizing or incorporating, any Intellectual Property. There has been no notice of, nor is there any pending or, to the Seller's knowledge, threatened claim against the Seller asserting (a) that any of the Intellectual Property infringes or violates the rights of third parties,
(b) that the present conduct of the Business with respect to any of the Intellectual Property infringes or violates any rights of others, or (c) that any Person has any rights to utilize any of the Intellectual Property or sell any products or devices that utilize or incorporate, or that were developed utilizing or incorporating, any Intellectual Property. The Seller has not given any notice to any third parties asserting infringement by such third parties upon any of the Intellectual Property. Except as set forth on SCHEDULE 6.18, no contract, agreement or understanding exists that would impede or prevent the Seller from Transferring to the Purchaser the entire right, title and interest of the Seller in and to the Intellectual Property. To the Seller's knowledge, all registrations and applications for any Intellectual Property are in compliance with all legal requirements (including timely filings, post-filing affidavits, fees and applications, as appropriate) and that none of the Intellectual Property is subject to any opposition, cancellation, interference, reissue, reexamination or other opposition proceeding in any patent, copyright or trademark office, as appropriate. The Seller maintains a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements that assign to the Seller all rights to any inventions, patents, copyrights or other intellectual property relating to the Seller's business that are developed by the employees, consultants or contractors, as applicable, and that, to the Seller's knowledge, otherwise appropriately protect the Intellectual Property, and except under confidentiality obligations, there has been no improper disclosure of the Trade Secrets. The Seller has taken reasonable steps to protect the Intellectual Property. Except as specifically set forth in SCHEDULE 6.18, there are no license agreements for any Intellectual Property that require the Purchaser to pay any fees or royalties (other than software commercially available on reasonable terms to any Person for a license fee of no more than $10,000 for each individual license nor more than a cumulative total of $50,000 in the aggregate, but including all such agreements that are otherwise material to the Seller). The Intellectual Property constitutes all of the intellectual property and rights thereto used in the operation of the Business as currently conducted by the Seller and constitutes all of the intellectual property necessary to operate the Business after the Closing Date in substantially the same manner as it has been operated by the Seller prior to the Closing Date, except for the Excluded Trademarks. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Intellectual Property. The Software included in the Intellectual Property owned or purported to be owned by the Seller was developed (i) by employees of the Seller within the scope of their employment, (ii) by independent contractors who have assigned their rights to the Seller pursuant to written agreements, or (iii) otherwise lawfully acquired by the Seller pursuant to a written agreement. Except as set forth in
SCHEDULE 6.18, the Software does not contain any programming code, documentation or other materials or development environments that embody intellectual property rights of any Person other than the Seller, except for such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Agreement, "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing. None of the Software, in whole or in part, is subject to the provisions of any open source or quasi-open source license agreement.

                  6.19 TAXES. Except to the extent disclosed on SCHEDULE 6.19, the Seller has paid all Taxes owed by it to any Governmental Authority with respect to the Business or the Purchased Assets other than Taxes that are not yet due or that, as permitted by applicable Law or administrative procedure, have been withheld pending resolution of a bona fide dispute. Except to the extent disclosed on SCHEDULE 6.19, the Seller is not a party to any action or proceeding, nor, to the Seller's knowledge, is any such action or proceeding contemplated or threatened, for the assessment or collection of any Taxes relating to the Business or the Purchased Assets, and no deficiency notices or reports have been received by the Seller in respect of any Tax relating to the Business or the Purchased Assets. Except to the extent disclosed on SCHEDULE 6.19, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return relating to the Business or the Purchased Assets for any period and the Seller has not received any extension of time in which to file any Tax return. The Seller has not, with respect to the Purchased Assets, filed a consent to the application of Section 341(f)(2) of the Code. None of the Purchased Assets (a) comprise "tax exempt use property" within the meaning of Section 168(h) of the Code or (b) secures any debt the interest on which is tax exempt under Section 103 of the Code. The Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Except as disclosed on SCHEDULE 6.15(g), no amount payable to, or for the benefit of, any Transferring Employee under any agreement, contract, or arrangement will fail to be deductible by the Purchaser for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code. The Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amount paid or owing to any employee of the Business. As used in this Agreement, the term "TAX" or "TAXES" means all federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, real estate and special assessments, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign). The representations in this SECTION 6.19 apply only to Taxes, the non-payment of which will subject the Purchaser or the Purchased Assets to any claim or Lien, respectively, for the payment thereof or the payment of penalties or interest with respect thereto.

                  6.20 BROKERS. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement or the Ancillary Agreements, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller.

                  6.21 CUSTOMERS AND SUPPLIERS. SCHEDULE 6.21 sets forth a complete and accurate list of the names and addresses of the Seller's (i) ten largest customers for the most recent fiscal year, showing the approximate total sales in dollars by the Seller to each such customer during such fiscal year and
(ii) the ten largest suppliers for the most recent fiscal year showing the approximate total purchases in dollars by the Seller from each such supplier during such fiscal year. As of the date hereof, the Seller has not received any written, or to the Seller's knowledge, oral notice from any customer or supplier named on SCHEDULE 6.21 of any intention to terminate or materially reduce purchases from or supplies to the Seller.

                  6.22 INSURANCE. SCHEDULE 6.22 contains a complete list of the current insurance policies held by the Seller or the Parent in respect of the Business, copies of which have been made available to the Purchaser.

                  6.23 GOVERNMENT CONTRACTS. Except as set forth on SCHEDULE
6.23:

                  (a) With respect to each Government Contract relating to the Business to which the Seller is a party: (i) the Seller has complied with all material terms and conditions and all material requirements of applicable statute, rule, regulation or contract; (ii) no allegation, either oral or written, that the Seller is in material breach or violation of any statutory, regulatory or contractual requirement has been made to the Seller and not withdrawn or otherwise resolved; (iii) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not withdrawn or otherwise resolved; (iv) no material cost incurred by the Seller or its subcontractors that has been questioned or disallowed remains unresolved; and (v) no material sum of money due to the Seller has been (or has been threatened to be) withheld or set off.

                  (b) With respect to each Bid relating to the Business, except as set forth in such Bid, the Seller has complied with all material terms and conditions of the applicable request for proposal or other bid document and all material requirements of applicable statute, rule, regulation or contract.

                  (c) Neither the Seller, any Affiliate of the Seller, any of the Seller's directors, officers or employees, nor, to the Seller's knowledge, any of its agents or consultants, is (or for the last three years has been) (i) to the Seller's knowledge, under administrative, civil or criminal investigation, indictment or information or internal investigation with respect to any alleged fraudulent or criminal activity regarding a Government Contract or Bid relating to the Business; (ii) under internal investigation with respect to any alleged fraudulent or criminal activity regarding a Government Contract or Bid relating to the Business; or (iii) suspended or debarred from doing business with the United States government, any state or local government or any foreign government declared nonresponsible or ineligible for government contracting. Neither the Seller nor any Affiliate of the Seller has made a voluntary disclosure to any United States government, state or local government entity or any foreign government with respect to any alleged fraudulent or criminal activity arising under or relating to any Government Contract or Bid relating to the Business. To the Seller's knowledge, there are no current facts relating to the Business that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Seller in the future, based on these current facts.

                  (d) Neither the United States government, any state or local government or any foreign government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Seller, nor has the Seller asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid relating to the Business. To the Seller's knowledge, there are no current facts upon which such a claim or dispute proceeding may be based in the future.

                  (e) There exists no Government Contract as to which the Seller's current estimated cost at completion exceeds by $500,000 the aggregate contract revenue recorded or to be recorded under such Government Contract through completion (a "LOSS CONTRACT"); PROVIDED, HOWEVER, the Seller makes no representation regarding the Purchaser's final profit or loss with respect to any Government Contract assumed by the Purchaser.

                  (f) To the Seller's knowledge, the Seller has no fixed-price development contracts governed by DFARS Part 235. To the extent the Seller has any such fixed-price development contracts, none of those contracts are known to be Loss Contracts.

                  (g) The Seller has complied in all material respects with applicable facilities and personnel security clearance requirements of the United States, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National

         Industrial Security Program Operating Manual (DOD 5220.22-M), relating to the Business.

                  (h) The Seller has complied in all material respects with all applicable Cost Accounting Standards and Cost Principles and has not received written notice from the Defense Contract Management Command of any intent to suspend, disapprove or disallow any material costs.

                  (i) For purposes of this SECTION 6.23, the following terms shall have the meanings set forth below:

                           (i) "BID" means any quotation, bid or proposal by the
                  Seller that, if accepted or awarded, would lead to a contract with the United States government, any foreign government or any other entity, including a prime contractor or a higher tier subcontractor to the United States government or any foreign government, for the design, manufacture or sale of products or the provision of services by the Seller.

                           (ii) "GOVERNMENT CONTRACT" means any prime contract,
                  subcontract, letter contract or purchase order relating to the Business, between the Seller and (i) the United States government, (ii) any foreign government, (iii) any prime contractor to the U.S. government or any foreign government or
                  (iv) any subcontractor with respect to any contract described in clause (i), (ii), or (iii).

                                   ARTICLE 7
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement as follows:

                  7.1 EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  7.2 POWER. The Purchaser has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

                  7.3 ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and all other documents, certificates and instruments executed and delivered or to be executed and delivered by the Purchaser in connection herewith, including the Ancillary Agreements, have been, or upon execution thereof will be, duly executed and delivered by the Purchaser and, assuming the due execution and delivery by the Seller, constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally.

                  7.4 NO CONFLICT. Except as set forth on SCHEDULE 7.4, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder, will (a) violate or conflict with any of the terms of the Purchaser's Certificate of Incorporation or Bylaws or (b) violate any Law or Order.

                  7.5 CONSENTS. Other than (a) notices under the HSR Act and the expiration or termination of any waiting period thereunder or (b) except as set forth on SCHEDULE 7.5, no Consent of any Person or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  7.6 FINANCIAL CAPACITY. The Purchaser has sufficient cash on hand from the Purchaser's immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to pay the Purchase Price pursuant to SECTION 4.1, which cash will be available at the Closing to pay the Purchase Price. As of and following the Closing, the Purchaser will have and shall continue to have the financial capacity to pay and otherwise perform all of its liabilities and obligations, including the obligations under any Lease Agreement and the other Assumed Liabilities.

                  7.7 BROKERS. Except for Salomon Smith Barney, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement or the Ancillary Agreements, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Purchaser.

                  7.8 LITIGATION. There is no pending or, to the Purchaser's knowledge, threatened, claim, litigation, proceeding or Order of any Governmental Authority or governmental investigation relating to the Purchaser or any of its subsidiaries, or their respective businesses or assets that, if adversely determined, would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the Purchaser to effect the Closing or to perform any of its material obligations under this Agreement or any of the Ancillary Agreements.

                  7.9 RELIANCE. The Purchaser acknowledges that the Seller and its agents and representatives are not making, and the Purchaser is not relying on, any representations or warranties other than the representations and warranties made by the Seller in ARTICLE 6 of this Agreement.

                                   ARTICLE 8
                              CONDITIONS TO CLOSING

                  8.1 CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which, except for the conditions set forth in
SECTION 8.1(c) (as to Consents of Governmental Authorities), may be waived by the Purchaser:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller made in ARTICLE 6 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date, in which case the representation or warranty only need be true and correct as of the specified date).

                  (b) COVENANTS. The Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

                  (c) CONSENTS. All Consents of Governmental Authorities, including those described in SECTION 7.5, SECTION 9.10(a) and SECTION 9.10(b), and all Consents of third parties required to be delivered by the Seller pursuant to SECTION 5.2(c), shall have been obtained.

                  (d) NO PROCEEDING OR LITIGATION. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement or the Ancillary Agreements shall have been instituted and not settled or otherwise terminated.

                  (e) CLOSING DELIVERIES. The Seller shall have delivered all of the documents required by SECTION 5.2.

                  (f) ADVANCE AGREEMENT. The Purchaser, the Seller and the appropriate Governmental Authorities shall have entered into advance agreements, in form and substance reasonably satisfactory to the Purchaser and the Seller, for the continuation of the Seller's existing advance agreement with the United States government with respect to the recovery by the Seller of allowable site restoration costs as part of the Environmental Agreement.

                  (g) TITLE INSURANCE. The Title Company shall deliver the Title Policies (or a binding undertaking from the Title Company such as a marked and down dated commitment or a signed and down dated pro-forma policy) to the Purchaser. The cost of the premium charged by the Title Company and any associated search fees, commitment fees and/or similar charges shall be paid for one-half by the Seller and one-half by the Purchaser.

                  (h) PROSPECTIVE PURCHASER AGREEMENT. The Purchaser shall have entered into a Prospective Purchaser Agreement, as contemplated in
         SECTION 9.14.

                  (i) PRIVATE LETTER RULING. The Purchaser shall have received a private letter ruling from the U.S. Internal Revenue Service, in form and substance reasonably satisfactory to the Purchaser, as contemplated in SECTION 9.19.

                  8.2 CONDITIONS TO THE SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which, except for the conditions set forth in SECTION 8.2(c) (as to Consents of Governmental Authorities), may be waived by the Seller:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser made in ARTICLE 7 of this Agreement shall be true and correct in all material respects both on the date hereof and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date, in which case the representation or warranty only need be true and correct as of the specified date).

                  (b) COVENANTS. The Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

                  (c) CONSENTS. All Consents of Governmental Authorities, including those described in SECTION 6.5, SECTION 9.10(a) and Section 9.10(b), and all Consents of third parties required to be delivered by the Seller pursuant to SECTION 5.2(c), shall have been obtained.

                  (d) NO PROCEEDING OR LITIGATION. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement or the Ancillary Agreements shall have been instituted and not settled or otherwise terminated.

                  (e) CLOSING DELIVERIES. The Purchaser shall have delivered the Purchase Price and all of the documents required by SECTION 5.3, except the Collective Bargaining Novation Agreement to the extent it has not been executed as of the Closing.

                  (f) ADVANCE AGREEMENT. The Purchaser, the Seller and the appropriate Governmental Authorities shall have entered into advance agreements, in form and substance reasonably satisfactory to the Purchaser and the Seller, for the continuation of the Seller's existing advance agreement with the United States government with respect to the recovery by the Seller of allowable site restoration costs as part of the Environmental Agreement.

                                   ARTICLE 9
                                    COVENANTS

                  9.1 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as set forth in SCHEDULE 9.1, the Seller shall not, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, take any action that would cause the representations and warranties of the Seller herein to be untrue in any material respect. The Seller shall provide the Purchaser with interim monthly financial statements of the Business as and when they are available and the Seller will use commercially reasonable efforts to operate the Business in all material respects in the Ordinary Course of Business as presently conducted, and use commercially reasonable efforts to preserve and maintain the goodwill associated with the Business and the ordinary and customary relationships of the Business with the customers, suppliers, distributors, licensors and other having business relationships with it.

Without limiting the generality of the foregoing, the Seller shall not, except as specifically contemplated by this Agreement:

                  (a) assign, transfer, convey, lease, mortgage, pledge or otherwise encumber any material Purchased Assets, or any interests therein, or dispose of any of the Purchased Assets, in each case except in the Ordinary Course of Business, or enter into any agreement, commitment or other instrument not in the Ordinary Course of Business;

                  (b) guarantee any debt or other liability of any other Person that would constitute an Assumed Liability;

                  (c) extend, materially modify, terminate or renew any Contract or Lease Agreement, except in the Ordinary Course of Business;

                  (d) (i) except as otherwise required by Law, take any action with respect to the grant of any bonus, severance, continuation or termination pay except in the Ordinary Course of Business or, with prior notice to and consent by the Purchaser (which consent shall not be unreasonably withheld) (A) with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof, or (B) any material increase in the compensation, bonus or fringe benefits of any employee or pay any benefits not required by any existing Employee Plan; PROVIDED, HOWEVER, that this provision shall not apply to the April 1, 2001 merit increases that may not have been implemented prior to the date of this Agreement;

                           (ii) make any change in the key management structure
                  of the Seller, including the hiring of additional officers or the termination of existing officers, except in the Ordinary Course of Business; and

                           (iii) adopt, enter into or amend any Employee Benefit
                  Plan (including any collective bargaining or employment agreement), or any trust or fund for the benefit or welfare of any employee;

                  (e) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof if the assets or business so acquired would be included in the Business;

                  (f) make any capital expenditure or enter into any commitment of capital expenditures in excess of $100,000 in any single instance, except in accordance with the capital expenditures budget heretofore delivered to the Purchaser;

                  (g) fail to maintain the Purchased Assets in substantially their current state of repair, excepting normal wear and tear, and replace inoperable, worn-out or obsolete or destroyed Purchased Assets, in each case in accordance with the Seller's past practice;

                  (h) make any loans or advances to any Person other than an individual, or, except for expenses incurred in the Ordinary Course of Business, any individual;

                  (i) intentionally do any other act that would cause any representation or warranty of the Seller in this Agreement to become untrue in any material respect; or

                  (j) enter into any agreement, or otherwise become obligated, to do any action prohibited under this SECTION 9.1.

                  9.2 ACCESS. Prior to the Closing Date, the Seller will provide the Purchaser and its representatives with reasonable access during normal business hours, and upon reasonable notice, to the personnel, facilities, assets and the books and records of the Business so as to afford the Purchaser a reasonable opportunity to make, at its sole cost and expense, such surveys, review, examination and investigation of the existing assets, books and records of the Business as the Purchaser may reasonably desire to make to the extent related to the Purchased Assets and the Business.

                  9.3 MAINTENANCE OF, AND ACCESS TO, RECORDS. After the Closing Date, the Seller shall provide the Purchaser with reasonable access during normal business hours, and upon reasonable notice, to any records relating to the Business that are retained by the Seller. The Seller shall preserve and maintain any books and records relating to the Business and retained by the Seller for at least seven years following the Closing Date. From and after the Closing Date, the Purchaser shall, whenever reasonably requested by the Seller, permit the Seller to have access to any business records turned over to the Purchaser pursuant to this Agreement as may be required by the Seller in connection with any audit of such business records covering periods on and before the Closing Date, any audit or investigation by any Governmental Authority or any matter relating to insurance coverage or third-party claims, in each such case to the extent relating to the operation of the Business by the Seller prior to the Closing. The Purchaser shall preserve and maintain the records relating to the Business that are part of the Purchased Assets for at least seven years following the Closing Date. From and after the Closing, the Purchaser shall afford the Seller reasonable access at all reasonable times and as the Seller may reasonably request to the officers, employees, agents, properties, offices and other facilities employed, retained or used by the Purchaser in connection with the operation of the Business by the Purchaser after the Closing.

                  9.4 CONFIDENTIALITY. The Seller shall, and shall cause its Affiliates, officers, employees, representatives, consultants and advisors to, hold in confidence and not use any confidential information that remains after Closing in the possession of the Seller or its Affiliates concerning the Business and the Purchased Assets. The Seller shall not release or disclose any such information to any Person other than the Purchaser and its authorized representatives (except as may be disclosed by the Seller to its legal and financial advisors, accountants and similar representatives). The Purchaser shall hold in confidence and not use any secret or confidential information, knowledge or data of the Seller (except as may be disclosed by the Purchaser to its legal and financial advisors, accountants and similar representatives and except for such information, knowledge or data that constitutes a Purchased Asset) obtained in connection with the transactions contemplated hereby, including the information set forth in this

Agreement. Notwithstanding the foregoing, the confidentiality obligations of this SECTION 9.4 shall not apply to information:

                  (a) that a disclosing party is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, required by Law, PROVIDED that the other party shall have received prior notice of such required disclosure by the disclosing party;

                  (b) that is generally available to the public other than as a result of a breach of this SECTION 9.4; or

                  (c) that was provided to the disclosing party by a third party that obtained such information other than from the disclosing party or other than as a result of a breach of this SECTION 9.4.

                  9.5 PRESS RELEASES AND DISCLOSURE. Neither the Seller nor the Purchaser nor any of their respective Affiliates will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or otherwise disclose this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby to any third party (other than attorneys, advisors, lenders and accountants to the Seller or the Purchaser) without the consent of the other party hereto, which consent will not be unreasonably withheld, delayed or conditioned; PROVIDED, HOWEVER, that nothing herein will prohibit any party from issuing or causing publication of any press release, announcement, communication or filing to the extent that such party reasonably deems such action to be required by Law. Subject to the foregoing, each of the Seller and the Purchaser shall consult with the other regarding a joint press release relating to the transactions contemplated hereby to be issued on or after the date hereof.

                  9.6 FURTHER ASSURANCES. The Seller and the Purchaser will use their commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose any party, at the reasonable request of the other party, at or after the Closing, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the other party such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to the requesting party and its counsel, and take all such other actions, as any party may reasonably deem necessary or desirable to implement any provision of this Agreement.

                  9.7 INTELLECTUAL PROPERTY. On the Closing Date, the Seller will execute a global assignment necessary to Transfer the Intellectual Property to the Purchaser and undertake to execute such other documents, including any assignment documents required by the United States Copyright Office or the United States Patent and Trademark Office. If necessary, the Seller shall do all lawful acts to assist the Purchaser, at the Seller's expense, with respect to any subsequent actions necessary to Transfer and, at the Purchaser's expense, record the Intellectual Property to the Purchaser.

                  9.8 BULK TRANSFER LAWS. The Purchaser hereby waives compliance by the Seller with any Laws relating to bulk transfers that may be applicable in connection with the Transfer of the Purchased Assets to the Purchaser.

                  9.9 EXPENSES; TRANSFER TAXES. Except as expressly set forth in
SECTION 4.2, SECTION 4.3, SECTION 9.2, SECTION 9.7, SECTION 9.10 and SECTION 9.14, each party hereto shall bear the legal, accounting and other fees and expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. All transfer, recordation and documentary Taxes and fees, including any applicable state sales taxes (net of the related California State Manufacturers Investment Credit), that may be payable in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (but excluding any income Tax or other Taxes on gains recognized by the Seller in connection with the sale of the Purchased Assets to the Purchaser) will be shared equally by the Seller and the Purchaser.

                  9.10 OBTAINING CONSENTS AND NOVATIONS.

                  (a) The Purchaser and the Seller shall continue to take, or cause to be taken by others, all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all Consents from any Person or any Governmental Authority; PROVIDED, HOWEVER, that the Seller shall not be required to incur (unless indemnified by the Purchaser) any financial or other obligation in connection therewith other than normal and customary transaction costs and filing fees.

                  (b) In addition to and without limiting the foregoing, each of the Purchaser and the Seller undertakes and agrees to file as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters). Each of the Purchaser and the Seller shall (i) respond as promptly as practicable to any inquiries or requests received from any domestic or foreign Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Agency not to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, except with the prior consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The Purchaser shall use reasonable commercial efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable, including by executing agreements, defending through litigation on the merits any claim asserted in any court, including appeals, and submitting to judicial or administrative orders to hold separate any business or assets of the Business or the Purchaser or its subsidiaries; PROVIDED, HOWEVER, that nothing contained herein shall require the Purchaser to take any such action if the taking of such action could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Business or the Purchaser and its subsidiaries, taken as a whole, or deprive the Purchaser of the economic benefit of the transactions contemplated by this Agreement in any material respect. Each party shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (iii) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.

                  (c) As soon as practicable following the date hereof, the Purchaser shall prepare (with the Seller's reasonable assistance), in accordance with Federal Acquisition Regulations Part 42,Paragraph 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42,Paragraph 42.1202(a)), which shall be submitted by the Seller to each Responsible Contracting Officer, for the United States government to (i) recognize the Purchaser as the Seller's successor in interest to all the Assigned Contracts constituting Government Contracts, and (ii) to enter into a novation agreement (each, a "NOVATION AGREEMENT") in form and substance reasonably satisfactory to the Purchaser and the Seller, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of the Seller's right, title and interest in and to, and all of the Seller's obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to the Purchaser by all parties thereto. The Purchaser shall provide to the Seller promptly any information regarding the Purchaser required in connection with such request. The Seller and the Purchaser shall each use reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States government with regard to such Novation Agreement; PROVIDED, HOWEVER, that the Seller shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

                  (d) In the event that any and all novations, transfer or other agreements (including the Novation Agreements), consents, approvals or waivers necessary for the assignments, transfer or novation of any Assigned Contract, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the

         Closing Date, then as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by the Seller to the Purchaser of all of the Seller's right, title and interest in and to, and all of the Seller's obligations and liabilities under, such Assigned Contracts, and the Purchaser shall be deemed the Seller's agent for purpose of completing, fulfilling and discharging all of the Seller's liabilities from and after the Closing Date under any such Assigned Contract. The parties shall take all necessary steps and actions to provide the Purchaser with the benefits of such Assigned Contracts, and to relieve the Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. The Purchaser agrees to pay, perform and discharge, and indemnify the Seller against and hold the Seller harmless from, all obligations and liabilities of the Seller relating to such performance or failure to perform under such Assigned Contracts.

                  (e) In the event the Seller shall be unable to make the equitable assignment described in SECTION 9.10(d), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of the Seller or the Purchaser under such Assigned Contract, or would not assign all of the Seller's rights thereunder at the Closing, the Seller and the Purchaser shall continue to cooperate and use all reasonable efforts to provide the Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, the Seller shall use all reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to the Purchaser, at the request of the Purchaser, the benefits of any such Assigned Contract to the extent related to the Business,
         (ii) cooperate in any lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce, at the request of and for the account of the Purchaser, any rights of the Seller arising from any such Assigned Contract against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser. To the extent that the Purchaser is provided the benefits of any Assigned Contract referred to herein (whether from the Seller or otherwise); the Purchaser shall perform at the direction of the Seller and for the benefit of any third party (including any Governmental Authority) the liabilities and obligations of the Seller thereunder or in connection therewith, and the Purchaser agrees to pay, perform and discharge, and indemnify the Seller against and hold the Seller harmless from, all obligations and liabilities of the Seller relating to such performance or failure to perform, and in the event of a failure of such indemnity, the Seller shall cease to be obligated under this Agreement in respect of the Assigned Contract which is the subject of such failure.

                  9.11 TAXES. After the Closing Date, each of the Seller and the Purchaser shall, and shall cause their respective Affiliates to, (a) assist the other party in preparing any Tax returns that such other party is responsible for preparing and filing with respect to the Purchased Assets, (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax returns of the Business or the Purchased Assets, (c) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets, (d) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other party may be liable, PROVIDED that failure to so notify such party shall not relieve such party of any responsibility for such Taxes or any indemnification obligation pursuant to ARTICLE 12, except to the extent such party shall have been prejudiced by such failure, and (e) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period relating to Taxes of the Business or the Purchased Assets. The obligations set forth in this
SECTION 9.11 shall remain in effect until 45 days after the expiration of all applicable statutes of limitations (and any waivers or extensions thereof.)

                  9.12 NON-SOLICITATION OF EMPLOYEES. For a period of 18 months following the Closing Date, (a) except as provided in ARTICLE 10, the Purchaser shall not, and shall cause its Affiliates not to, solicit any employee of the Seller or the Parent for employment by the Purchaser or any of its Affiliates without the prior written consent of the Seller, and (b) the Seller shall not, and shall cause its Affiliates not to, solicit any employee of the Purchaser for employment by the Seller or the Parent or any of their respective Affiliates, without the prior written consent of the Purchaser. For the avoidance of doubt, an employee shall be deemed not to have been solicited for employment if (i) such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee or (ii) such employee responds to a general public advertisement for job openings. Nothing herein shall prohibit either of the parties or any of their respective Affiliates from employing or offering to employ any employee if such employee was not solicited for employment.

                  9.13 COVENANT NOT TO COMPETE.

                  (a) For a period of four years from and after the Closing Date, the Seller shall not, directly or indirectly through any of its Affiliates, engage in or participate in, or make any financial investments in any Person that engages directly or indirectly in, any business that competes with the Business; PROVIDED, HOWEVER, that nothing herein shall prohibit an investment of less than 5% of the then-outstanding equity securities (as determined at the time of the investment) in a Person.

                  (b) Notwithstanding anything in SECTION 9.13(a) to the contrary:

                           (i) the Seller or any of its Affiliates may
                  consummate (by merger, consolidation, stock purchase, asset acquisition or otherwise) an acquisition of the business or assets of any Person if less than 20% of such Person's revenues are derived from the sale of services covered by the noncompete covenant in SECTION 9.13(a) (the "ACQUIRED PERSON") and may subsequent to such acquisition continue to sell any services which the Acquired Person was selling prior to its acquisition.

                           (ii) in the event of any post-Closing sale of the
                  Seller, whether by merger, consolidation, sale of stock, sale of assets or otherwise, to another Person (the "ACQUIRING PERSON"), the Acquiring Person shall not be bound (but the Seller shall continue to be bound) by the provisions of
                  SECTION 9.13(a).

                  (c) The provisions of this SECTION 9.13 shall be deemed to be a separate covenant in each country in which the Business is currently engaged in business. The Seller acknowledges and agrees that the time, scope, geographic area and other provisions of this covenant not to compete have been specifically negotiated by sophisticated parties and that such provisions are reasonable under the circumstances. The parties further agree that if, despite the foregoing acknowledgment, a court or other tribunal of competent jurisdiction holds that any of the restrictions of this covenant not to compete are unenforceable, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court or tribunal, shall be substituted for any such restrictions held unenforceable.

                  9.14 PROSPECTIVE PURCHASER AGREEMENT. The Purchaser may, at its sole cost and expense, attempt to obtain a prospective purchaser agreement in its favor from the United States Environmental Protection Agency approved by the United States Department of Justice providing customary protection to the Purchaser with respect to CERCLA liability for pre-Closing releases of hazardous Substances for the Azusa facility that impact the San Gabriel Superfund Site (the "PROSPECTIVE PURCHASER AGREEMENT"). The Seller will, at its expense, reasonably cooperate with and assist the Purchaser in its attempt to obtain the Prospective Purchaser Agreement, PROVIDED that the Seller shall not be required to incur any financial or other obligation in order to obtain the Prospective Purchaser Agreement.

                  9.15 CLOSING AND SCHEDULES. Each of the Purchaser and the Seller shall use its commercially reasonable efforts to cause the conditions set forth in SECTION 8.1 and SECTION 8.2, respectively, to be satisfied by the Closing Date. During the period prior to the Closing Date, the Seller will advise the Purchaser in writing of additions or changes to the Schedules to this Agreement required to reflect events since the date of this Agreement or facts discovered by the Seller so as to cause the Seller's representations and warranties to be true and correct, as amended, on the Closing Date. Such additions or changes shall be deemed to amend the Schedules and, to the extent the Seller first becomes aware of such events or facts after the date of this Agreement, shall not be deemed to be a breach of this Agreement.

                  9.16 USE OF EXCLUDED TRADEMARKS. Except as otherwise expressly provided in this SECTION 9.16 and in the Transition Services Agreement, no interest in or right to use the Excluded Trademarks is being conveyed pursuant to this Agreement. As promptly as possible following the Closing, but not later than the first anniversary of the Closing Date, the Purchaser shall remove or cover all Excluded Trademarks that appear on any Purchased Asset including signs, billboards, promotional or advertising literature, vehicles, labels, stationery, office forms and packaging materials, except for telephone listings or group listings distributed by third parties, with respect to which the Purchaser shall cause the Excluded Trademarks to be removed at their respective renewal dates, if more than one year after the Closing. Neither the Purchaser nor its Affiliates shall in any way use any Excluded Trademark, or use any trademark, tradename, brandmark, brand name, tradedress or logo that is likely to cause confusion with any of the Excluded Trademarks or be associated with the Seller or its Affiliates on or as of the Closing Date after the first anniversary of the Closing Date. Notwithstanding the foregoing, the Purchaser may continue to use the Excluded Trademarks for the conduct of the Business for an interim and transitional period not to exceed 12 months following the Closing Date.

                  9.17 INTELLECTUAL PROPERTY LICENSES.

                  (a) At the Closing, the Seller shall deliver to the Purchaser a royalty-free license or sublicense(s) (as applicable) for the Purchaser's use of the intellectual property set forth on SCHEDULE 9.17(a), including, to the extent sublicensable, any Intellectual Property that, pursuant to the terms of the licenses of such intellectual property to the Seller, may not be transferred to the Purchaser on the Closing Date.

                  (b) At the Closing, the Purchaser shall deliver to the Seller a royalty-free license for the Seller's use of the Intellectual Property set forth on SCHEDULE 9.17(b).

                  (c) Any license granted pursuant to this SECTION 9.17 shall be in the form of EXHIBIT K, and any sublicense granted pursuant to this
         SECTION 9.17 shall be in the form of EXHIBIT L.

                  (d) Notwithstanding the foregoing, prior to the Closing, the parties shall in good faith determine whether SCHEDULE 9.17(a) and
         SCHEDULE 9.17(b) are applicable. To the extent applicable, the parties shall complete SCHEDULE 9.17(a) and SCHEDULE 9.17(b) and shall negotiate in good faith the terms and conditions of the forms of EXHIBIT K and/or EXHIBIT L. Any Schedule or Exhibit completed prior to the Closing pursuant to this SECTION 9.17(d) shall be incorporated in this Agreement and become a part of this Agreement for all purposes.

                  9.18 COLLECTION AGENT UNDER ENVIRONMENTAL AGREEMENT. After the Closing Date, the Purchaser shall, as agent for the Seller, collect and remit to the Seller site restoration cost reimbursements in the manner set forth in the Environmental Agreement.

                  9.19 PRIVATE LETTER RULING. The Purchaser undertakes and agrees to submit, at its sole cost and expense, to the U.S. Internal Revenue Service as soon as practicable, and in any event prior to five business days after the date hereof, a request for a private letter ruling with respect to the collection and remittance of site restoration cost reimbursements in the manner set forth in the Environmental Agreement. The Purchaser shall respond as promptly as practicable to any inquiries or requests received from the U.S. Internal Revenue Service for additional information or documentation and shall otherwise use reasonable commercial efforts to obtain a private letter ruling from the U.S. Internal Revenue Service as soon as practicable. The Purchaser shall promptly notify the Seller of any written communication to the Purchaser or its Affiliates from the U.S. Internal Revenue Service regarding the private letter ruling request and, subject to applicable Law, permit the Seller to review in advance any proposed written communication to any of the foregoing, and (ii) to the extent permitted under applicable Law, furnish the Seller with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between the Purchaser and its Affiliates and their respective representatives, on the one hand, and the U.S. Internal Revenue Service, on the other hand, regarding the private letter ruling request.

                  9.20 INTERPLANT WORK. Prior to the Closing, the parties shall enter into purchase orders covering the interplant work listed at SCHEDULE 9.20. These purchase orders shall contain the parties' respective standard purchase order terms and conditions, except that the terms shall be consistent and no more onerous than the terms of the prime contract that they support. The purchase orders shall have the same pricing structure (e.g., fixed price, cost type, etc.) as the prime contract that they support.

                  9.21 EXCLUSIVE MANUFACTURING AND TECHNOLOGY LICENSING AGREEMENTS.

                  (a) Prior to the Closing, the parties shall negotiate in good faith the terms and conditions of an exclusive manufacturing and sales agreement (the "EXCLUSIVE MANUFACTURING AND SALES AGREEMENT") and a separate technology licensing agreement ("TECHNOLOGY LICENSING AGREEMENT") as more fully described in this SECTION 9.21, which agreements shall be entered into by the parties at Closing. Pursuant to the Exclusive Manufacturing and Sales Agreement, the Seller will supply, on an exclusive basis for a reasonable period of time, the design and manufacturing efforts, products and drawings necessary for use by the Purchaser with respect to the following:

                           (i) platelet design and manufacturing technology for
                  the sole purpose of manufacturing feedhorn componentry for space-based remote sensing instruments; and

                           (ii) rotary forging design and manufacturing
                  technology for the sole purpose of manufacturing warhead liners for smart weapons;

                  together herein referred to as the "TECHNOLOGY."

                  (b) The parties agree that the terms and conditions (including pricing and confidentiality provisions) for the provision of Technology by the Seller to the Purchaser shall be on a commercially reasonable basis.

                  (c) Pursuant to the Technology Licensing Agreement, in the event the Seller no longer uses the Technology in its business or is no longer able to provide the Technology to the Purchaser, the Purchaser shall have a royalty-free, perpetual, world-wide nonassignable, nontransferable license to use the Technology for the sole purpose to make or have made feedhorn componentry for space-based remote sensing instruments or manufacturing rotary forged warhead liners for smart weapons. The Technology Licensing Agreement shall provide for the transfer of all drawings, processes, technology and know-how related to the Technology to enable Purchaser to undertake to make or have made the Technology for the purposes stated above.

                                   ARTICLE 10
                      EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

                  10.1 EMPLOYEES AFTER CLOSING.

                  (a) Each of the individuals identified on SCHEDULE 10.1, which shall include all employees of the Business actively employed, on layoff with contractual recall rights, or other leave with legal reinstatement rights (whether or not due to occupational injury or disease) (collectively, the "AEROJET EMPLOYEES"), shall be transferred to the Purchaser as of the effective time of the Closing unless such employees were absent from work due to long-term or short-term disability, and the liabilities, obligations and responsibilities of the Seller and the Purchaser with respect thereto shall be as set forth in this Agreement. The Seller may, with the Purchaser's approval, transfer any of the individuals identified on SCHEDULE 10.1 hereto out of the Business prior to the effective time of the Closing. Any such individual shall be deemed to be deleted ARTICLE 10 with respect to any such individual. If the Seller, in the Ordinary Course of Business, hires any additional employees for the Business or transfers any individuals from another business of the Seller or the Parent to the Business, then such newly hired or transferred individuals shall be deemed to be added to
         SCHEDULE 10.1 for all purposes under this Agreement.

                  (b) The Purchaser shall, prior to the Closing and effective as of the effective time of the Closing, offer employment to each of the Aerojet Employees. Those Aerojet Employees that are laid off with contractual recall rights, on workers' compensation or on other leave with contractual recall rights or legal reinstatement rights on the Closing Date shall become laid off employees or employees on workers' compensation, as the case may be, of the Purchaser as of the effective time of the Closing (each of the Aerojet Employees that, as of the effective time of the Closing, becomes an employee of the Purchaser is referred to as a "TRANSFERRING EMPLOYEE").

                  (c) The Purchaser shall offer employment to each Aerojet Employee who was on short-term disability leave as of the Closing, upon such employee's release to return to work by such employee's medical physician. Each such employee who becomes an employee of the Purchaser shall also be referred to as a Transferring Employee, including for purposes of determining the Transferred Amount in Section 10.2(b).

                  (d) Except as otherwise provided in this Agreement, the Seller shall be responsible for all wages, salaries, deferred compensation, vacations, length of service benefits or service recognition program benefits, payroll expenses, supplemental unemployment benefits and claims and obligations under insurance coverages arising out of the employment of the Aerojet Employees by the Seller prior to the effective time of the Closing.

                  (e) As further described in SECTION 10.2, SECTION 10.3,
         SECTION 10.4 and SECTION 10.5, for a period of not less than 24 months after the Closing Date, the Purchaser shall provide to Transferring Employees and Transferring Retirees and the eligible dependents of each, under the Purchaser's various benefit plans (including Purchaser's Welfare Benefit Plans, Pension Plan and Defined Contribution Plan) benefits that are comparable, in the aggregate, to the benefits, in the aggregate, provided to Transferring Employees and Transferring Retirees and the eligible dependents of each under the Seller's various benefit plans (including Seller's Welfare Benefit Plans, Pension Plan and Defined Contribution Plans) immediately prior to the Closing Date.

                  10.2 WELFARE BENEFIT PLANS.

                  (a) From and after the effective time of the Closing, the Purchaser shall, subject to SECTION 10.1(e) and any collective bargaining agreements assumed pursuant to SECTION 10.8 hereof, provide welfare benefits, including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits, to Transferring Employees, Transferring Retirees and their eligible dependents under the Purchaser's welfare plans, including post-retirement medical plans (the "PURCHASER'S WELFARE BENEFIT PLANS"). The Purchaser's Welfare Benefit Plans shall waive any applicable waiting periods for coverage of Transferring Employees, Transferring Retirees and their dependents that did not exist under the Seller's welfare benefit plans, including post-retirement medical plans (the "SELLER'S WELFARE BENEFITS PLANS") with respect to such Transferring Employees, Transferring Retirees or their dependents immediately prior to the Closing Date. The Purchaser's Welfare Benefit Plans shall also waive any exclusion or limitation with respect to any pre-existing condition of any Transferring Employee, Transferring Retiree or dependent that did not apply under the Seller's Welfare Benefit Plans with respect to such Transferring Employee or Transferring Retiree or dependent immediately prior to the Closing Date. For purposes of this SECTION 10.2(a), the Purchaser's Welfare Benefit Plans shall take into account any Transferring Employee's service with the Seller prior to the Closing Date for purposes of meeting any such waiting period or pre-existing condition, exclusion or limitation under the Purchaser's Welfare Benefit Plans. The Purchaser's Welfare Benefit Plans shall also take into account any amounts paid by Transferring Employees and Transferring Retirees to satisfy any deductible requirements under the Seller's Welfare Benefit Plans prior to the Closing Date for purposes of meeting any deductible or any out-of-pocket cost requirements under the Purchaser's Welfare Benefit Plans. All plan year 2001 deductible and out-of-pocket amounts paid by Transferring Employees and Transferring Retirees under the Seller's Welfare Benefit Plans shall be carried over and applied to Transferring Employees' or Transferring Retirees' accounts under the Purchaser's Welfare Benefit Plans. Plan year 2001 deferrals and reimbursements by or to Transferring Employees under the Seller's flexible benefit plans shall be carried over and applied to Transferring Employees' accounts under the Purchaser's flexible benefit plans.

                  (b) The Seller shall pay, or shall cause to be paid, in accordance with the terms of any applicable Employee Plan:

                           (i) any and all covered claims of every nature and
                  description relating to any covered medical and dental expenses incurred by Transferring Employees, Transferring Retirees or their covered dependents prior to the effective time of the Closing; and

                           (ii) any and all sickness and accident benefits, and
                  long-term disability benefits, for any continuous period of total and permanent disability or incapacity (as defined in the applicable plan) of a Transferring Employee or Transferring Retiree that commenced prior to the effective time of the Closing with respect to any illness, accident or injury occurring prior to the effective time of the Closing and for which the Seller receives a properly completed valid claim in accordance with the terms of the Seller's applicable plan.

                  (c) The Purchaser shall indemnify and hold the Seller harmless from and against:

                           (i) any and all Losses arising out of or in
                  connection with or relating to any claims incurred in connection with medical and dental expenses, by Transferring Employees, Transferring Retirees or their covered dependents on or after the effective time of the Closing;

                           (ii) any and all occupational disease claims received
                  by the Seller from any Transferring Employees incurred on or after the effective time of the Closing, and any and all Losses arising therefrom, in connection therewith or relating thereto; and

                           (iii) any and all sickness, accident, life insurance
                  and disability benefits claims for any Transferring Employees or Transferring Retirees that commenced on or after the effective time of the Closing with respect to any illness, accident, injury or death occurring on or after the effective time of the Closing, and any and all Losses arising therefrom, in connection therewith or relating thereto.

                  (d) The Seller shall indemnify and hold the Purchaser harmless from and against:

                           (i) any and all Losses arising out of or in
                  connection with or relating to any claims incurred in connection with any medical and dental expenses by Transferring Employees, Transferring Retirees or their covered dependents prior to the effective time of the Closing; and

                           (ii) any and all sickness, accident, life insurance
                  and disability benefit claims for any Transferring Employees or Transferring Retirees to be paid on or after the effective time of the Closing with respect to any illness, accident, injury or death occurring prior to the effective time of the Closing for which the Seller receives a properly completed valid claim in accordance with the terms of the Seller's applicable plan, and any and all Losses arising therefrom, in connection therewith, or relating thereto; and

                           (iii) any and all occupational disease claims
                  received by the Purchaser from any Transferring Employee or Transferring Retiree incurred prior to the Closing for which the Seller receives a properly completed valid claim in accordance with the terms of the Seller's applicable plan and any and all Losses arising therefrom, in connection therewith or relating thereto.

                  (e) The Purchaser shall pay any vacation pay for Transferring Employees to be paid on or after the effective time of the Closing, PROVIDED that vacation amounts accrued prior to the effective time of the Closing are adequately reflected on the Balance Sheet.

                  (f) The Purchaser shall cause to be paid, in accordance with the terms of any applicable Law of any jurisdiction any and all occupational disease claims and workers' compensation claims filed by Transferring Employees that are causally related to their employment after the effective time of the Closing, and any Losses arising therefrom, in connection therewith or relating thereto notwithstanding the existence of any pre-existing condition as of the Closing.

                  10.3 PENSION PLANS.

                  (a) The Purchaser shall, subject to SECTION 10.1(e) and any collective bargaining agreements assumed pursuant to SECTION 10.8, implement, to the extent the Purchaser has not already done so, or amend as of the Closing Date an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (the "PURCHASER'S PENSION PLAN") to receive assets and liabilities from Programs "A" and "B" of the Aerojet
         - General Corporation Consolidated Pension Plan (the "SELLER'S PENSION PLAN"), as described in this SECTION 10.3. The Purchaser's Pension Plan shall provide for participation by Transferring Employees and Transferring Retirees immediately following the Closing Date. Each Transferring Employee and Transferring Retiree shall have his or her years of service and earnings with the Seller counted as continuous service and earnings with the Purchaser for all purposes under the Purchaser's Pension Plan including eligibility, vesting, benefit entitlement and benefit accrual. Aerojet Employees that are Transferring Employees and that retire on or after the Closing Date shall receive the respective amount of their defined benefit pension benefits from the Purchaser based on such service and earnings with the Seller and service and earnings with the Purchaser.

                  (b) Not later than 120 days after the Closing Date and subject to the requirements of SECTION 10.3(d) being satisfied, the Seller shall cause an initial transfer of assets and liabilities from the Seller's Pension Plan to the Purchaser's Pension Plan. The value of the assets of the Seller's Pension Plan to be transferred shall be at least 90% of an estimate of the "Transferred Amount." The "TRANSFERRED AMOUNT" is defined as the sum of (i) the variable benefit assets attributable to the Transferred Employees and Transferring Retirees equal to the variable liability determined based on the actuarial assumptions as defined in SCHEDULE 10.3(b) and (ii) the amount equal to the segmented asset value determined using accounting rules under
         Section 9904.413-50(c)(5)(ii) of the Cost Accounting Standards Board Regulations in respect of the fixed benefit assets and liability attributable to Transferring Employees and Transferring Retirees. The Seller represents and warrants that as of the Closing Date, no unallowable unfunded actuarial liability, as defined in Section 9904.412-50(a)(2) of the Cost Accounting Standards Board Regulations, exists. The assets of the Seller's Pension Plan to be transferred to the Purchaser's Pension Plan shall be in the form of cash or other assets reasonably acceptable to the Purchaser, and the Purchaser shall cause the Purchaser's Pension Plan to accept such transfer and to assume all plan liabilities relating to the Transferring

         Employees and Transferring Retirees upon the transfer of assets in accordance with this SECTION 10.3(b).

                  (c) The Seller shall cause its enrolled actuary to determine, reasonably and in good faith as soon as practicable but in any case within nine months following the Closing Date, the actual Transferred Amount as of the Closing Date. This Transferred Amount shall be calculated using participant census data and asset values as of the Closing Date. As of the Closing Date, there will be a special transfer of assets between the Variable Benefit Assets and the Fixed Benefit Assets, using the same procedures that the Seller normally uses each December 1 for transfers between these two assets accounts. The foregoing sentence shall not require any change in the normal computation of Transferring Employees' variable benefits under either the Seller's Pension Plan or the Purchaser's Pension Plan. The Seller's actuary shall promptly deliver a copy of its determination to the Purchaser together with all final workpapers and any other necessary supporting information, including all necessary participant census data, to permit the Purchaser's enrolled actuary to verify the Seller's actuary determination (the "DETERMINATION").

                           (ii) Within 90 days after the Purchaser receives the
                  Determination, the Purchaser may identify any manifest errors or material issues in the Determination. The Determination will be conclusive and binding on the parties unless the Purchaser, within the 90-day period after the delivery of the Determination, notifies the Seller in writing that it disputes the calculation, specifying the nature of the dispute and the basis therefore (the "NOTICE"). The Purchaser and its enrolled actuary may raise any manifest errors in the Determination, which the Seller's actuary shall attempt to resolve as promptly as practicable.

                           (iii) Enrolled actuaries retained by each of the
                  Purchaser and the Seller shall attempt in good faith to reach agreement to resolve all of the disputes set forth in the Notice within 90 days after the Notice is given to the Seller by the Purchaser. If the disparity between the two is less than 1% of the Transferred Amount as indicated in the Determination, the determination of the Seller's actuary with respect to the Determination shall be conclusive. If the differential is more than 1%, the dispute with respect to the Determination shall be resolved as set forth under paragraphs
                  (A) and (B) below.

                           (A) The Purchaser and the Seller shall jointly select a third, impartial actuary from a nationally recognized actuarial firm to resolve the disputes. If the parties cannot jointly select a third, impartial actuary within 15 days after the end of such 90-day period, the President of the Conference of Consulting Actuaries shall select an impartial actuary. The cost of the impartial actuary shall be shared equally by the Seller and the Purchaser.

                           (B) Promptly, but no later than 90 days after his or her selection, the impartial actuary shall review the results of the calculation, the supporting information with respect to the Determination and the Notice and shall reach his or her own decision as to the issues in dispute and the determination of the Transferred Amount (which determination shall be equal to or between the respective amounts asserted by the Purchaser and the Seller). Such determination shall be final and conclusive for all purposes.

                           (iv) No later than 45 days following the final
                  determination of the Transferred Amount under SECTION 10.3(c)(iii), the Seller shall cause a transfer of assets from the Seller's Pension Plan to the Purchaser's Pension Plan equal to the amount, if any, by which the Transferred Amount exceeds the initial transfer. The Purchaser shall cause a transfer of assets from the Purchaser's Pension Plan to the Seller's Pension Plan equal to the amount, if any, by which the initial transfer exceeds the Transferred Amount.

                           (v) Any amounts to be transferred between the plans
                  more than one day following the Closing Date in satisfaction of this SECTION 10.3 shall be adjusted to reflect the net investment experience of the transferor's plan during such period. Such adjustment shall be made separately for the portions of the Transferred Amount that are attributable to variable benefits and fixed benefits, as described in SECTION 10.3(b). The portion of the Transferred Amount that is attributable to variable benefits shall be adjusted to reflect the investment experience of the underlying assets in the Seller's Pension Plan that fund variable benefits. The portion of the Transferred Amount that is attributable to fixed benefits shall be adjusted to reflect the investment experience of the underlying assets in the Seller's Pension Plan that fund fixed benefits. If the minimum Transferred Amount as defined in SECTION 10.3(d) is applicable, then the aggregate investment experience of the transferor's plan shall be used to adjust the Transferred Amount.

                  (d) The Transferred Amount shall in no event be less than that required under Code Section 414(l) using the assumptions set forth in
         SCHEDULE 10.3(d). In no event shall any transfer from the Seller's Pension Plan be made prior to the lapse of 30 days after the Seller files a complete Form 5310A; PROVIDED that the Seller shall make such filing within 90 days of the Closing Date. Further, no transfer shall be made unless and until the Seller and the Purchaser each provide each other with a current favorable determination letter from the IRS as to the qualification of its respective plan.

                  (e) The Seller shall retain liability, if any, for the payment of pension benefits to, and the Program "A" Plan or the Program "B" Plan, as the case may be, and shall provide pension benefits for, eligible Aerojet Employees of the Seller who retire or are terminated prior to the Closing Date or who are not Transferring Employees.

                  10.4 DEFINED CONTRIBUTION PLANS.

                  (a) Effective as of the effective time of the Closing, the Purchaser shall establish or amend its tax-qualified, defined contribution plan (the "PURCHASER'S DEFINED CONTRIBUTION PLAN"), that shall provide, subject to SECTION 10.1(e), for participation by Transferring Employees immediately following the Closing Date. The Purchaser's Defined Contribution Plan shall take into account for purposes of eligibility and vesting each Transferring Employee's service with the Seller.

                  (b) All Transferring Employees as of the Closing Date, shall be fully vested in their account balances under the Seller's defined contribution plans (the "Seller's Defined Contribution Plans") and shall be entitled to either (i) an immediate distribution of their account balances in accordance with the terms of each such plan, (ii) maintain such amounts in the Seller's Defined Contribution Plans in accordance with their terms, or (iii) transfer their respective account balances (including any unpaid participant loans in such accounts) directly to the Purchaser's Defined Contribution Plan. In the event that, pursuant to clause SECTION 10.4(b)(iii), any Transferring Employee elects to transfer her or her account balances to the Purchaser's Defined Contribution Plan, then the Seller shall cause the trustee or trustees of the one or more the Seller's Defined Contribution Plans (the "SELLER'S DEFINED CONTRIBUTION PLANS TRUSTEE") to transfer to the trustees or other funding agent of the Purchaser's Defined Contribution Plan (the "PURCHASER'S DEFINED CONTRIBUTION PLAN TRUSTEE") the assets allocated to the accounts of such Person under the Seller's Defined Contribution Plans. Each such transfer shall comply with Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. Further, no transfer shall be made unless and until the Seller and the Purchaser each provide each other with a current favorable determination letter from the IRS as to the qualification of its respective plan.

                  (c) Upon completion of the transfer of assets described in
         SECTION 10.4(b), the Purchaser's Defined Contribution Plan shall assume the benefit liabilities under the Seller's Defined Contribution Plans with respect to Transferring Employees, and neither the Seller nor the Seller's Defined Contribution Plans shall have any further obligation or responsibility with respect to such liabilities, which shall be considered for all purposes as having been satisfied as a result of such transfer.

                  (d) The Seller shall reflect on the Balance Sheet any accrued contributions, including the company match, employee contributions and profit sharing contributions, if applicable, attributable to the employment period prior to the Closing Date from the Seller's Defined Contribution Plans.

                  10.5 RETIREE BENEFITS. The Seller shall, at the Seller's expense and in accordance with the terms of any of the Seller's applicable Employee Plans, provide for medical and dental benefits and life insurance benefits (which are both hereafter referred to as "RETIREE BENEFITS") for those retirees and their eligible dependents of the Seller that retire from the Seller prior to the Closing Date, except for those retirees identified on SCHEDULE 10.5, who shall be only those retirees who are not covered by health maintenance organizations as of the Closing (the "TRANSFERRING RETIREES") and their eligible dependents. The Purchaser shall, at the Purchaser's expense and pursuant to the Purchaser's plan, provide Retiree Benefits (that are comparable to the Retiree Benefits provided under the Seller's plans) to Transferring Retirees and their eligible dependents. Notwithstanding the foregoing, nothing in this Agreement shall expand or restrict any right of the Seller or the Purchaser to amend or terminate such coverage to the extent permitted under applicable Laws, rules, regulations and Collective Bargaining Agreements.

                  10.6 UNFUNDED DEFERRED COMPENSATION.

                  (a) Subject to legal requirements for employee acquiescence, as of the effective time of the Closing, the Purchaser shall assume any and all obligations of the Seller to pay any and all unfunded deferred compensation as set forth on SCHEDULE 10.6 for all Transferring Employees, provided such benefits are adequately reflected on the Balance Sheet.

                  (b) The Seller shall retain any and all legal obligation to pay any and all unfunded deferred compensation for all Aerojet Employees that are not Transferring Employees.

                  10.7 SEPARATION PAY.

                  (a) The Purchaser shall implement, to the extent the Purchaser has not already done so, or amend as of the Closing Date a severance plan (the "PURCHASER'S INVOLUNTARY SEPARATION PAY PLAN") that shall provide benefits to any Transferring Employee whose employment is involuntarily terminated without cause, equal to the benefits the Transferring Employee would have received under the Seller's severance plan (the "SELLER'S INVOLUNTARY SEPARATION PAY PLAN") had such employee been terminated by the Seller immediately prior to Closing. The Purchaser's Involuntary Separation Pay Plan shall remain in force for 12 months following the Closing Date.

                  (b) Cessation of employment of any Transferring Employee with the Seller shall not be deemed a severance of employment from the Seller for purposes of the Seller's Involuntary Separation Pay Plan. The Purchaser shall indemnify the Seller and hold it harmless from and against any claims made for severance pay or allowance, termination pay or allowance or pay in lieu of notice arising out of the termination by the Purchaser of the employment of any of Transferring Employees.

                  10.8 COLLECTIVE BARGAINING AGREEMENTS.

                  (a) As of the effective time of the Closing, the Purchaser shall assume and succeed to all of the obligations of the Seller under the collective bargaining agreements listed on SCHEDULE 10.8 (the "COLLECTIVE BARGAINING AGREEMENTS") to the extent that such obligations relate to any of the Transferring Employees. The Purchaser and the Seller shall cooperate with each other in obtaining a mutually acceptable novation agreement, executed by the currently recognized collective bargaining agent, substantially in the form of EXHIBIT M (the "COLLECTIVE BARGAINING NOVATION AGREEMENT") releasing the Seller as of the effective time of the Closing from any future obligation or responsibility under the Collective Bargaining Agreements with respect to Transferring Employees, except with respect to any grievances relating to occurrences prior to the Closing Date. The Seller and the Purchaser agree that execution of the Collective Bargaining Novation Agreement will not be a prior condition to Closing under SECTION 8.2 hereof.

                  (b) As of the effective time of the Closing, the Purchaser shall assume all obligations with respect to severance benefits, disability benefits and sickness and accident benefits that are to be paid to Transferring Employees under the Collective Bargaining Agreements and that accrue with respect to any period of time beginning on or after the effective time of the Closing.

                                   ARTICLE 11
                                   TERMINATION

                  11.1 TERMINATION.  This Agreement may be terminated:

                  (a) WRITTEN AGREEMENT. By written agreement executed by the Seller and the Purchaser, at any time prior to the Closing.

                  (b) DROP DEAD DATE. By either the Seller or the Purchaser, at any time after September 19, 2001, if the Closing shall not have taken place on or before such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 11.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) MATERIAL BREACH BY THE SELLER. By the Purchaser, if not then in material breach of this Agreement, if the Seller is in material breach of this Agreement or any Ancillary Agreement, and such breach
         (i) is not cured within 15 days after written notice thereof or (ii) is incapable of being cured by the Seller.

                  (d) MATERIAL BREACH BY THE PURCHASER. By the Seller, if not then in material breach of this Agreement, if the Purchaser is in material breach of this Agreement or any Ancillary Agreement, and such breach (i) is not cured within 15 days after written notice thereof or
         (ii) is incapable of being cured by the Purchaser.

                  (e) MATERIAL ADVERSE EFFECT. By the Purchaser, at any time prior to the Closing, if any event (other than an event that is primarily caused by conditions affecting the U.S. defense industry generally) that could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

                  11.2 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to SECTION 11.1, all obligations of the parties under this Agreement shall terminate and neither party shall have any liability or obligation to any other under this Agreement other than (a) the provisions of
SECTION 9.4 and SECTION 9.9 or (b) by reason of a breach of any of the provisions hereof. Absent such a breach and in the event that this Agreement shall be terminated pursuant to SECTION 11.1, each party shall pay, subject to
SECTION 9.9, all of its own costs and expenses incident to this Agreement.

                                   ARTICLE 12
                                    REMEDIES

                  12.1 GENERAL INDEMNIFICATION OBLIGATION. Subject to the provisions of SECTION 12.2, SECTION 12.3 and SECTION 12.4, the Seller shall indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents and Affiliates from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including reasonable attorneys' fees) and disbursements (collectively, "Losses") actually sustained by any of such Persons based upon, arising out or otherwise in respect of (a) any inaccuracies in, or any breach of, any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any Ancillary Agreement and (b) any of the Retained Liabilities. Subject to the provisions of SECTION 12.2, SECTION 12.3 and SECTION 12.4, the Purchaser shall indemnify, defend and hold harmless the Seller and its officers, directors, employees, agents and Affiliates from and against any and all Losses actually sustained by any of such Persons based upon, arising out or otherwise in respect of (i) any inaccuracies in, or any breach of, any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement and (ii) any of the Assumed Liabilities.

                  12.2 NOTICE AND OPPORTUNITY TO DEFEND.

                  (a) NOTICE OF ASSERTED CLAIM. As soon as is reasonably practicable after the Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that it has or that may result in a Loss under SECTION 12.1 (a "LIABILITY CLAIM"), such party (the "INDEMNIFIED PARTY") shall give notice thereof (a "CLAIMS NOTICE") to the other party (the "INDEMNIFYING PARTY"). A Claims Notice shall describe the Liability Claim in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this SECTION 12.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

                  (b) OPPORTUNITY TO DEFEND. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim with counsel selected by the Indemnifying Party, which is reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this SECTION 12.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this SECTION 12.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim unless such settlement or compromise involves solely the payment of money by the Indemnifying Party and such settlement or compromise includes as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to the matters relating to such Liability Claim and does not involve any admission of culpability. The Indemnified Party shall not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party and the Indemnifying Party shall each provide the other with full cooperation in the defense of any such action, and shall furnish any documents or endeavor to make available any witnesses under its control.

                  12.3 SURVIVABILITY; LIMITATIONS.

                  (a) The representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive the Closing, and except as set forth in the next sentence, shall terminate at the close of business on the 18-month anniversary of the Closing Date (the "EXPIRATION DATE"), after which date the representations and warranties shall be extinguished in all respects; PROVIDED, HOWEVER, that any Liability Claim pending on the Expiration Date for which a Claims Notice has been given in accordance with SECTION 12.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. Notwithstanding the foregoing, the representations and warranties of the Seller: (i) set forth in SECTION 6.6(b) shall survive for four years after the Closing Date; and (ii) set forth in SECTION 6.16 and SECTION 6.19 shall survive until the date that is 30 days after the expiration of the applicable statute of limitations.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor the Purchaser shall have any liability under SECTION 12.1 for any Loss unless such Loss exceeds $10,000 (an "ELIGIBLE LOSS"); PROVIDED, HOWEVER, that this SECTION 12.3(b) shall not apply with respect to Assumed Liabilities or Retained Liabilities.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not have any liability under SECTION 12.1(a), (i) until the aggregate amount of all Eligible Losses sustained by the Purchaser exceeds $5,000,000, in which case the Seller shall be liable for all such Eligible Losses in excess of such amount, or (ii) in excess of an aggregate of $100,000,000. Except for claims based on fraud or for equitable relief from and after the Closing Date, the exclusive remedy of each of the Purchaser and the Seller for any and all Losses shall be limited to indemnification as set forth in this
         ARTICLE 12.

                  (d) Except with respect to third-party claims or actions, any recovery from the Indemnifying Party shall be limited to actual direct Losses, and shall not include

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         punitive damages, consequential damages, lost profits or rents, diminution in the value of real property or business interruption losses incurred by the Indemnified Party.

                  12.4 NO SETOFF. Notwithstanding any other provision of this Agreement or of applicable Law to the contrary, an Indemnifying Party's obligations under this ARTICLE 12 shall not be subject to offset or reduction by reason of any actual or alleged breach by the Indemnified Party of any representation, warranty, covenant or agreement contained in this Agreement or any other document, certificate or instrument, including any Ancillary Agreement, delivered in connection with this Agreement or any right or alleged right to indemnification under this Agreement or any matter whatsoever.

                  12.5 TREATMENT OF INDEMNITY PAYMENTS. All indemnify payments made under this Agreement shall be treated by the parties for all Tax purposes as adjustments to the Purchase Price.

                                   ARTICLE 13
                                  MISCELLANEOUS

                  13.1 NO ASSIGNMENT. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may assign this Agreement and the rights and obligations hereunder, in whole or in part, to any wholly owned subsidiary of such party; PROVIDED, HOWEVER, that the assigning party shall remain jointly and severally liable with any such assignee for the performance of such party's obligations hereunder. Any purported assignment in violation of this SECTION 13.1 shall be null and void. All representations, warranties, covenants and agreements in the Agreement made by and on behalf of any party hereto shall bind and inure to the benefit of the successors and permitted assigns of such party.

                  13.2 HEADINGS. The headings and the table of contents contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

                  13.3 INTEGRATION, MODIFICATION AND WAIVER. The Schedules and Exhibits attached to this Agreement are incorporated in this Agreement and are a part of this Agreement for all purposes. Except for the confidentiality agreement by and between the Seller and the Purchaser, dated as of November 15, 2000, this Agreement, together with the Exhibits, the Schedules, the certificates or other instruments delivered hereunder, and the Ancillary Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  13.4 REFERENCES; CONSTRUCTION. References to Articles, Sections, Schedules and Exhibits in this Agreement are references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise indicated. The parties have participated jointly in

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the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any foreign or domestic, federal, state, provincial, territorial, local or municipal statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The phrase "Seller's knowledge" and words of similar import shall mean the actual knowledge of the officers of the Seller listed on SCHEDULE 13.4.

                  13.5 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

                  13.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, (b) five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by electronic facsimile (with confirmation of receipt), or (d) one business day after having been dispatched by a nationally recognized overnight courier service, to the appropriate party at the address or facsimile number specified below:

           If to the Seller:

              Aerojet - General Corporation
              Legal Department, 0106
              If by mail:                           If by courier:
              P.O. Box 13222                        Highway 50 and Aerojet Road
              Sacramento, CA 95813-6000             Rancho Cordova, CA 95670
              Attention:  Brian E. Sweeney, Esq.
              Facsimile No.:  (916) 351-8610

              with a copy to:

              Jones, Day, Reavis & Pogue
              901 Lakeside Avenue
              Cleveland, OH  44114
              Attention:  Christopher M. Kelly, Esq.
              Facsimile No.:  (216) 579-0212

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           If to the Purchaser:

              Office of General Counsel
              Northrop Grumman Systems Corporation
              1840 Century Park East
              Los Angeles, CA  90067
              Attention:  W. Burks Terry, Esq.
              Facsimile No.:  (310) 556-4556

              with a copy to:

              Gibson, Dunn & Crutcher LLP
              333 South Grand Avenue
              Los Angeles, CA  90071
              Attention:  Peter Ziegler, Esq.
              Facsimile No.:  (213) 229-7520

Any party hereto may change its address or facsimile number for the purposes of this SECTION 13.6 by giving notice as provided herein.

                  13.7 FORCE MAJEURE. Except with respect to any obligations to make payments when due, no party hereto shall be liable to the other party for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by a fire, flood, earthquake, the elements, other casualties, riot, civil disorder, rebellion, war, revolution, states of belligerency or acts of the public enemy, labor disputes or any other cause beyond the reasonable control of the party whose performance is delayed or otherwise affected by such event (each such event, a "FORCE MAJEURE EVENT"). The party whose performance is affected by a Force Majeure Event shall use reasonable efforts to (a) avoid, remove or minimize the impact of such event on its performance and other obligations, and (b) recommence performance of its obligations at the required level as soon as possible. If any party is, or anticipates it is likely to be, delayed or prevented from performing its obligations in connection with a Force Majeure Event, such party will promptly notify the other party by telephone with confirmation in writing within two business days after the inception of such delay.

                  13.8 THIRD PARTIES. Nothing express or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Purchaser and the Seller any rights or remedies under or by reason of this Agreement; PROVIDED, HOWEVER, that all Persons having any right in respect of any Assumed Liabilities are intended third-party beneficiaries of the Purchaser's obligations solely under SECTION 3.1.

                  13.9 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each of the Seller and the Purchaser hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Southern District of New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be litigated exclusively in such court. Each

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of the Seller and the Purchaser agrees not to commence any legal proceeding relating hereto except in such court. Each of the Seller and the Purchaser irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Seller and the Purchaser consents to process being served on it in any such action or proceeding by a copy thereof being mailed registered or certified mail to such party at the address set forth in
SECTION 13.6 and that service shall be deemed to be completed upon the earlier of actual receipt and five business days after such copy shall have been posted to such address. Each of the Seller and the Purchaser agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing contained in this SECTION 13.9 shall affect the right of either the Seller or the Purchaser to serve legal process in any other manner permitted by Law.

                  13.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]



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                  IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Asset Purchase Agreement as of the day and year first above written.

                                  AEROJET - GENERAL CORPORATION


                                  By: /s/ Yasmin R. Seyal
                                      ------------------------
                                  Name: Yasmin R. Seyal
                                  Title: Treasurer


                                  NORTHROP GRUMMAN SYSTEMS CORPORATION


                                  By: /s/ Albert F. Myers
                                      ------------------------
                                  Name: Albert F. Myers
                                  Title: Vice President and Treasurer